STOCK PURCHASE AGREEMENT

by and between

ORANGE AND ROCKLAND UTILITIES, INC.

and

CORNING NATURAL GAS HOLDING CORPORATION

Dated: October 13, 2015

TABLE OF CONTENTS

Section 10.1 Termination	34
Section 10.2 Obligations upon Termination	34
ARTICLE XI MISCELLANEOUS	34
Section 11.1 Amendments	34
Section 11.2 Entire Agreement	34
Section 11.3 Interpretation	34
Section 11.4 Severability	34
Section 11.5 Notices	34
Section 11.6 Binding Effect; Persons Benefiting; No Assignment	34
Section 11.7 Counterparts	34
Section 11.8 No Prejudice	34
Section 11.9 Governing Law; Submission to Jurisdiction	35

LIST OF EXHIBITS

Exhibit A Form of Electric Agreement

Exhibit B Form of Gas Agreement

Exhibit C Form of Transition Services Agreement

LIST OF SCHEDULES

Schedule 1.1(a) Knowledge of Seller

Schedule 1.1(b) Tax Allocation Agreements

Schedule 1.1(c) Tax Allocation Agreements

Schedule 1.1(d) Working Capital

Schedule 3.1 Ownership Demarcation Points

Schedule 4.1 Other States

Schedule 4.4 No Violation

Schedule 4.5 Consents and Approvals

Schedule 4.9 Legal Proceedings

Schedule 4.10 Undisclosed Liabilities

Schedule 4.11 Compliance with Applicable Law

Schedule 4.12 Absence of Certain Changes

Schedule 4.13 Intellectual Property

Schedule 4.15 Taxes

Schedule 4.16 Contracts

Schedule 4.17 Title to Assets

Schedule 4.18 Transactions with Certain Persons

Schedule 4.19 Environmental Laws

Schedule 4.21(a) Owned Real Property Schedule 4.21(b) Leases and Licenses

Schedule 5.4 Consents and Approvals

Schedule 6.1 Conduct of Business

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of October 13, 2015, is made and entered into by and between Orange and Rockland Utilities, Inc., a New York corporation (“Seller”), and Corning Natural Gas Holding Corporation, a New York corporation (“Buyer”).

RECITALS:

WHEREAS, Seller is the owner of all of the issued and outstanding shares of common stock of Pike County Light & Power Company, a Pennsylvania corporation (the “Company”) (collectively, the “Shares”); and

WHEREAS, upon and subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares in exchange for the consideration set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control”, for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Affiliated Interest Agreement” means the Affiliated Interest Agreement, made as of July 1, 2014, by and between Seller and the Company, as amended from time to time.

“Agreement” means this Stock Purchase Agreement, including the Exhibits and Schedules hereto, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“Books and Records” means, without limitation, all existing books, ledgers, files, reports, plans, records, correspondence, shareholder consents, board of director minutes and consents, stock ledgers, transfer records and certificates, plats, surveys, architectural plans, drawings, specifications, creative materials, advertising and promotional materials, studies, manuals, maps and engineering data, test and environmental reports, in each case relating solely to the Company, its assets, business or operations.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 29, 2015, between Corning Natural Gas Corporation and Seller, as it may be amended, supplemented or otherwise modified from time to time.

“Crossing Facilities” means Company facilities or portions thereof located generally above and/or along the shore of the Delaware River.

“Encumbrance” means any lien, pledge, security interest, claim, easement or other encumbrance; provided, however, that this definition of “Encumbrance” shall not include: (a) with respect to all property other than the Shares, (i) liens for current Taxes not yet due and payable, including liens for nondelinquent ad valorem Taxes and nondelinquent statutory liens arising other than by reason of any default on the part of Seller or the Company for which appropriate reserves have been established and are reflected on the relevant financial statements, (ii) such liens, easements or imperfections of title on real property, leasehold estates or personalty as do not interfere in a material respect with the present use of the property subject thereto, (iii) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other like liens arising in the ordinary course of business or relating to any construction, rebuilding or repair of any property leased pursuant to any lease agreement; and (iv) mortgages, liens and security interests arising from or related to the Indenture and the bonds issued pursuant thereto; and (b) with respect to the Shares only, any lien, pledge, security interest, claim, easement or other encumbrance (i) arising as a result of any action taken by Buyer or any of its Affiliates, and (ii) imposed upon the transfer of the Shares by the Securities Act of 1933, as amended, or any applicable state securities or other laws regulating the disposition of the Shares.

“Employee Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

“Environmental Laws” means any applicable law relating to the control of any pollutant or hazardous material, the protection of the environment or the effect of the environment on human health, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Environmental Permits” means all permits, approvals, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for money borrowed by such Person, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, and (c) all indebtedness created or arising under any conditional sale agreement with respect to any property acquired by such Person; provided, however, that Indebtedness shall not include any amounts owed by the Company to Seller or its Affiliates pursuant to the Affiliated Interest Agreement, the Gas Arrangement, the Power Supply Agreement and the Tax Allocation Agreements.

“Indenture” means the Indenture of Mortgage and Deed of Trust dated July 15, 1971, as supplemented and amended by the First Supplemental Indenture dated as of August 15, 1990 and the Second Supplemental Indenture dated as of October 1, 1998

“Independent Accounting Firm” means a nationally recognized accounting firm mutually selected by Buyer and Seller; provided that if Buyer and Seller are unable to agree on such accounting film within five (5) Business Days, Buyer and Seller shall each select an independent accounting firm and the two independent accounting firms shall select a third independent accounting firm of recognized national standing to serve as the Independent Accounting Firm.

“IRS” means the Internal Revenue Service.

“Knowledge of Buyer” means the actual knowledge of any of the personnel of Buyer listed in Schedule 1.1(a), upon due inquiry of the individuals responsible for the applicable subject matter for Buyer.

“Knowledge of Seller” means the actual knowledge of any of the personnel of Seller listed in Schedule 1.1(b), upon due inquiry of the individuals responsible for the applicable subject matter for the Company.

“Losses” means any and all claims, losses, liabilities, and damages and reasonable costs and expenses (including reasonable attorney’s fees and expenses) related thereto.

“Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Company, other than effects resulting from: (i) general economic conditions in any of the markets or geographical areas in which the Company operates; (ii) changes in economic conditions or the financial, banking, currency or capital markets in general; (iii) other conditions generally affecting any of the industries in which the Company operates; (iv) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in law or in GAAP or interpretations thereof; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, required by this Agreement or to which Buyer has expressly consented; or (vii) the announcement or pendency of the transactions contemplated by this Agreement, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Company.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

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“Power Supply Agreement” means the Agreement, made as of January 1, 1993, as amended as of May 1, 2006, by and between Seller and the Company, and as may be further amended prior to the Closing.

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, occupancy, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, custom, levy, fee, assessment or charge in the nature of (or similar to) taxes imposed by any Taxing Authority or other Governmental Authority, including any interest, addition to Tax or penalties related thereto.

“Tax Allocation Agreements” means the tax allocation agreements listed on Schedule 1.1(c), as they may be amended prior to the Closing.

“Tax Return” means any return, report, declaration, information return or other document filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

“Working Capital” means the working capital of the Company as calculated in accordance with Schedule 1.1(d) hereto.

Section 1.2            Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

DEFINED TERM	CROSS-REFERENCE
Allocation	Section 7.6(b)
Asserted Liability	Section 9.4(a)
Base Purchase Price	Section 2.2
Buyer	Preamble
Claims Notice	Section 9.4(a)
Closing	Section 3.1
Closing Date	Section 3.1
Commitment	Section 5.8
Company	Recitals
Company GAAP Financial Statements	Section 4.7
Consolidated Return	Section 7.3(a)
Contest	Section 7.5(a)
Contracts	Section 4.16(a)
Dispute Notice	Section 3.3(d)
Downward Final Working Capital Adjustment	Section 3.3(f)
Election	Section 7.6(a)
Electric Agreement	Section 3.2(a)(iii)
Estimated Closing Adjustment	Section 3.3(b)
Estimated Working Capital	Section 3.3(a)
FERC	Section 6.12

Section 3.3(g)
Final Working Capital	Section 3.3(e)
Final Working Capital Adjustment	Section 3.3(f)
Gas Agreement	Section 3.2(a)(iv)
Gas Arrangement	Section 6.12
Indemnifying Party	Section 9.4(a)
Indemnitee	Section 9.4(a)
Insurance Policies	Section 4.20
Interim Financial Statements	Section 4.7
Leases and Licenses	Section 4.21(b)
Notice of Proposed Adjustments	Section 7.1(c)
NYSPSC	Section 4.5
Owned Real Property	Section 4.21(a)
PAPUC	Section 4.5
Permits	Section 4.11(a)
Preliminary Closing Statement	Section 3.3(c)
Proposed Allocation	Section 7.6(b)
Seller	Preamble
Seller Schedules	Section 6.8(b)
Shares	Recitals
Transition Services Agreement	Section 3.2(a)(v)
Treasury Regulations	Section 7.6(a)
Updated Schedules	Section 6.8(a)
Upward Final Working Capital Adjustment	Section 3.3(f)
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ARTICLE II
PURCHASE OF SHARES

Section 2.1            Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares.

Section 2.2            Purchase Price. The base purchase price for the Shares shall be Thirteen Million One Hundred Sixteen Thousand Nine Hundred Twenty-Four and 07/100 Dollars ($13,116,924.07) (the “Base Purchase Price”), subject to adjustment as provided in Section 3.3 below; provided, however, that that such adjustment shall not increase the Base Purchase Price by more than Three Million Dollars ($3,000,000). On the Closing Date, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the Base Purchase Price plus or minus, as applicable, any adjustment required pursuant to Section 3.3(b); provided, however, that such adjustment shall not increase the Base Purchase Price by more than Three Million Dollars ($3,000,000). The Final Purchase Price shall be calculated in accordance with Section 3.3; provided, however, that the adjustments and calculations in accordance with Section 3.3 shall not increase the Base Purchase Price by more than Three Million Dollars ($3,000,000). The parties agree that, subject to the Company, in its sole discretion, redeeming all or a portion of such bonds prior to the Closing or Seller, in its sole discretion,

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subsequently agreeing to an arrangement whereby Buyer redeems (and Buyer bears all costs and expenses of redeeming) all or a portion of such bonds simultaneously with the Closing, bonds in a principal amount not to exceed Three Million Two Hundred Thousand Dollars ($3,200,000) issued by the Company under the Indenture will remain outstanding as of the Closing and the Company shall continue to have immediately after the Closing all of the obligations arising from such bonds and the Indenture that the Company had immediately prior to the Closing.

ARTICLE III
THE CLOSING

Section 3.1            Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, One Blue Hill Plaza, Pearl River, NY 10965, at 10:00 A.M. local time on the last Business Day of the month in which the conditions to the Closing set forth in Article VIII (other than conditions which by their nature can be satisfied only at the Closing) have been satisfied or waived, or at such other time or place as Buyer and Seller may agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” The ownership point of demarcation as between Seller and the Company as of the Closing with respect to the electric and gas facilities set forth on Schedule 3.1 shall be as described on Schedule 3.1.

Section 3.2            Closing Deliverables.

(a)                Seller Closing Deliverables. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer (or, in the case of the Books and Records, make them available to Buyer, subject to Section 6.9):

(i)                 the certificate or certificates evidencing the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer;

(ii)               the Books and Records;

(iii)             the Electric Supply Agreement, in the form attached hereto as Exhibit A (the “Electric Agreement”), duly executed and delivered by an authorized officer of Seller;

(iv)             the Gas Supply and Transportation Agreement, in the form attached hereto as Exhibit B (the “Gas Agreement”), duly executed and delivered by an authorized officer of Seller;

(v)               the Transition Services Agreement, in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed and delivered by an authorized officer of Seller;

(vi)             evidence of the resignation or removal, as of the Closing, of all directors and officers of the Company immediately prior to the Closing; and

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(vii)           all other certificates, agreements, instruments or documents required to be delivered by Seller at the Closing pursuant to this Agreement.

(b)               Buyer Closing Deliverables. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)                 the Base Purchase Price plus or minus any adjustment required pursuant to Section 3.3(b) in accordance with Section 2.2;

(ii)               the Electric Agreement, duly executed and delivered by an authorized officer of the Company together with the “Cash Security” or “PCL&P L/C” in the “Initial Amount” (as such quoted terms are defined in such agreement) and as otherwise required by such agreement;

(iii)             the Gas Agreement, duly executed and delivered by an authorized officer of the Company together with the “Cash Security” or “PCL&P L/C” in the “Initial Amount” (as such quoted terms are defined in such agreement) and as otherwise required by such agreement;

(iv)             the Transition Services Agreement, duly executed and delivered by an authorized officer of the Company together with the “Cash Security” or “PCL&P L/C” in the “Initial Amount” (as such quoted terms are defined in such agreement) and as otherwise required by such agreement;

(v)               the releases required by Section 9.8, duly executed by authorized officers of Buyer and the Company; and

(vi)             all other certificates, agreements, instruments or documents required to be delivered by Buyer at the Closing pursuant to this Agreement.

Section 3.3            Purchase Price Adjustment.

(a)                No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth in reasonable detail, including each of the components described on Schedule 1.1(d), Seller’s good faith estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”).

(b)               On the Closing Date, the Base Purchase Price shall be (i) increased, if the Estimated Working Capital exceeds $0, by an amount equal to such excess up to a maximum of $3,000,000 (notwithstanding that the Estimated Working Capital may exceed $0 by more than $3,000,000) or (ii) decreased, if the Estimated Working Capital is less than $0, by an amount equal to the absolute value of such negative amount (such increase or decrease, as the case may be, being the “Estimated Closing Adjustment”).

(c)                Within sixty (60) days following the Closing Date, Buyer shall deliver or cause to be delivered to Seller a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the Working Capital as of the Closing Date, along with a copy of the computations and workpapers used in connection with the Preliminary Closing Statement (it being understood that, if Buyer or the Company employs a firm of independent accountants in connection with the preparation of the Preliminary Closing Statement, Buyer shall cause such independent accountants to make available to Seller any computations and workpapers used in connection with the preparation of the Preliminary Closing Statement). Seller shall make available to Buyer and its independent accountants such access to such Books and Records as may be reasonably requested by Buyer to prepare the Preliminary Closing Statement.

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(d)               Seller shall have thirty (30) days following receipt of the Preliminary Closing Statement to review the calculation of the Working Capital as of the Closing Date set forth therein and to notify Buyer in writing if Seller disputes the amount of the Working Capital as of the Closing Date set forth in the Preliminary Closing Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. In connection with Seller’s review, Buyer shall cause to be provided to Seller and its representatives reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer, the Company or their respective representatives (including any independent accounting firm) in connection with the preparation of the Preliminary Closing Statement and the calculation of the Working Capital as of the Closing Date set forth therein, and to personnel of Buyer, the Company and of their respective representatives (including any independent accounting firm) who contributed to or have knowledge of the preparation of the Preliminary Closing Statement and the calculation of the Working Capital as of the Closing Date set forth therein and any other information which Seller reasonably requests, and Buyer shall, and shall cause the Company and the respective representatives of the Buyer and the Company (including any independent accounting film) to, cooperate reasonably with Seller and its representatives in connection therewith.

(e)                In the event that Seller shall deliver a Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Statement and the calculation of the Working Capital as of the Closing Date set forth therein shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such dispute within fifteen (15) Business Days of Seller’s delivery of such Dispute Notice (or such longer period as Buyer and Seller shall agree in writing), such dispute shall be resolved by the Independent Accounting Film, and such determination shall be final and binding on the parties hereto. The Independent Accounting Firm shall consider only those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely only upon information submitted to it by Buyer and Seller. Seller shall provide the Independent Accounting Firm with such access to such Books and Records as may still be in the possession of Seller as may be reasonably requested by such Independent Accounting Firm to conduct its review. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of such dispute to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 3.3(e) shall be shared equally by Buyer and Seller. The “Final Working Capital” shall be (i) if no Dispute Notice has been timely delivered by Seller, the Working Capital as of the Closing Date set forth in the Preliminary Closing Statement, or (ii) if a Dispute Notice has been timely delivered by Seller, the Working Capital as of the Closing Date set forth in the Preliminary

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Closing Statement, as adjusted to take into account the resolution of such dispute in accordance with this Section 3.3(e).

(f)                The “Final Working Capital Adjustment” shall equal (i) if the Final Working Capital exceeds the Estimated Working Capital, an amount equal to the Final Working Capital minus the Estimated Working Capital (any such amount, an “Upward Final Working Capital Adjustment”) or (ii) if the Final Working Capital is less than the Estimated Working Capital, an amount equal to the Estimated Working Capital minus the Final Working Capital (any such amount, a “Downward Final Working Capital Adjustment”).

(g)               The “Final Purchase Price” shall equal (i) the Base Purchase Price, (ii) plus or minus any adjustment required pursuant to Section 3.3(b), (iii) (A) plus any Upward Final Working Capital Adjustment or (B) minus any Downward Final Working Capital Adjustment, provided, however, that any increase to the Base Purchase Price resulting from the foregoing shall be limited to $3,000,000 in the aggregate.

(h)               If the Final Working Capital Adjustment is (i) an Upward Final Working Capital Adjustment, then Buyer shall pay such amount to Seller or (ii) a Downward Final Working Capital Adjustment, then Seller shall pay such amount to Buyer. Any payments required to be made by Buyer or by Seller pursuant to this Section 3.3(h) shall be delivered within five (5) Business Days after the determination of the Final Working Capital pursuant to Section 3.3(e), by wire transfer of immediately available funds, without deduction, set-off, counterclaim or withholding, together with interest thereon from the Closing Date to the date of payment at the U.S. dollar prime rate per annum of JP Morgan Chase Bank in effect on the Closing Date. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.

(i)                 Buyer agrees that, from the Closing through the date on which the Final Working Capital becomes finally determined, it shall not, and shall cause the Company not to, take any action with respect to any accounting books, records, policies or procedures on which the calculation of the Working Capital as of the Closing Date is to be based that (i) are inconsistent with the practices of the Company prior to the Closing Date or (ii) would make it impossible or impracticable to calculate the Working Capital as of the Closing Date in the manner and using the methods required hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1            Organization and Related Matters.

(a)                The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets; and is duly licensed or qualified to do business and is in good standing in each state in which the nature of the business there conducted by it or the character of the assets there owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such other state is listed on Schedule 4.1(a).

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(b)               Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

Section 4.2            Subsidiaries. The Company does not have any subsidiaries or own, or have any obligation to acquire, any equity interests in another Person.

Section 4.3            Authority. Seller has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

Section 4.4            No Violation. Except as set forth on Schedule 4.4 and assuming that the filings, notifications, authorizations, consents and/or approvals referred to in Section 4.5 (including Schedule 4.5) are, as applicable, duly made and/or obtained, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of Seller or the Articles of Incorporation or Bylaws of the Company, (b) violate in any material respect any law applicable to Seller, the Company or any of their respective properties or assets, (c) result in the creation of any Encumbrance that has a material effect upon any of the Shares or upon any of the assets or properties of the Company, or (d) violate, conflict with, result in a breach of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other contract to which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets may be bound, except in the case of clauses (a) and (d) above, for such violations, Encumbrances, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5            Consents and Approvals. Except for (i) any and all approvals of the Pennsylvania Public Utility Commission (the “PAPUC”) and the New York State Public Service Commission (the “NYSPSC”) required by applicable law with respect to the transactions contemplated by this Agreement, the Electric Agreement, the Gas Agreement and the Transition Services Agreement, (ii) the filings, notifications, authorizations, consents or approvals listed on Schedule 4.5, and (iii) such other filings, notifications, authorizations, consents or approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority or other third party are necessary in connection with the execution and delivery of this Agreement, the Electric Agreement, the Gas Agreement and the Transition Services Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and thereby.

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Section 4.6            Stock Ownership; Capitalization. Seller owns, beneficially and of record, all of the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated hereby, Buyer will own all of the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. There is no outstanding option, warrant, right, subscription, call, preemptive right, convertible or exchangeable security, or other agreement or right of any kind to purchase or otherwise acquire any capital stock of the Company. There is no outstanding contract or other agreement of Seller or the Company to purchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company.

Section 4.7            Financial Statements. Seller has made available to Buyer true and correct copies of (i) the audited balance sheets of the Company at December 31, 2013 and December 31, 2014 and the audited statements of operations and cash flows of the Company for the periods then-ended (collectively, the “Company GAAP Financial Statements”) and (ii) the unaudited balance sheet of the Company for the three (3) month period ended June 30, 2015 and the unaudited statements of operations and cash flows of the Company for the period then-ended (the “Interim Financial Statements”). The Company GAAP Financial Statements and Interim Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except as disclosed in the footnotes thereto), and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto.

Section 4.8            No Brokers. No broker, investment banker, financial advisor or similar intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 4.9            Legal Proceedings. Except as set forth on Schedule 4.9, (i) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings, at law or in equity, by or before any Governmental Authority against Seller or the Company or any of their respective properties or assets that (a) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit the consummation of the transactions contemplated by this Agreement or (b) if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) there is no outstanding injunction, order, judgment or decree by or with any Governmental Authority, other than such injunctions, orders, judgments or decrees that are publicly available, to which the Company or any of its properties or assets is subject, which would, individually or in the aggregate, reasonably be expected to materially affect the Company, its properties or assets.

Section 4.10        Undisclosed Liabilities. Except for (i) those liabilities or items set forth on Schedule 4.10 or any other Schedule to this Agreement, (ii) those liabilities that are reflected or reserved against on the Company GAAP Financial Statements (or the notes thereto) or the Interim Financial Statements, and (iii) liabilities incurred since June 30, 2015, in the ordinary course of business consistent with past practice, the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on (or disclosed in the footnotes to) a balance sheet of the Company and which, in the aggregate, would be material and there are no liabilities of the Company of which Seller has Knowledge that (i) are not required by GAAP to be so disclosed and (ii) would reasonably be expected to have a Material Adverse Effect if determined adversely to the Company.

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Section 4.11        Compliance with Applicable Law.

(a)                Except as set forth on Schedule 4.11, the Company possesses or holds all licenses, permits and authorizations of Governmental Authorities (other than Environmental Permits (which are addressed solely in Section 4.19)) (“Permits”) required under applicable law for the conduct of its business as now conducted, all such Permits are in full force and effect, and neither Seller nor the Company has received written notice asserting any violation of any Permit, except for such failures to possess or hold any Permit, for such failures of any Permit to be in full force and effect and for such violations, if any, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Except as set forth on Schedule 4.11, the Company is in material compliance with laws applicable to it or any of its assets, properties or operations.

Section 4.12        Absence of Certain Changes. Except (i) as set forth on Schedule 4.12, (ii) as reflected on the Interim Financial Statements, or (iii) as otherwise contemplated or permitted by this Agreement, since December 31, 2014, the Company (x) has conducted its business in the ordinary course of business consistent with past practice and (y) has not:

(a)                made any commitment for any capital expenditure where the amount of such commitment that will remain to be made after the Closing Date will exceed 5250,000 in the aggregate;

(b)               incurred any Indebtedness where the principal amount of such Indebtedness that remains to be paid after the Closing Date will be in excess of $250,000 in the aggregate;

(c)                made any loan to, guaranteed any Indebtedness of, or otherwise incurred such Indebtedness on behalf of, any other Person where the principal amount of such loan, guarantee or Indebtedness for which the Company will remain responsible after the Closing Date, individually or in the aggregate, is in excess of $250,000 in the aggregate;

(d)               amended its Articles of Incorporation or Bylaws;

(e)                paid, discharged, settled or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), except (1) where the amount that remains to be paid after the Closing Date is $250,000 or less, and (2) for the repayment of Indebtedness or payment of contractual obligations when due in the ordinary course of business;

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(f)                renewed, amended, modified or terminated any of its contracts, or assigned any of its rights thereunder, except (1) for such renewals, amendments, modifications, terminations, or assignments, as well as the expiration of contracts, as may be effectuated by the terms of such contracts without affirmative act by the Company, (2) as may have been made in the ordinary course of business, or (3) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(g)               suffered or experienced any changes in its business or operations since the date of the balance sheet contained in the Interim Financials Statements which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(h)               agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.12, except as expressly contemplated by this Agreement.

Section 4.13        Intellectual Property.

(a)                Schedule 4.13 sets forth a list of all material U.S.: (i) patents and patent applications; (ii) trademark registrations and applications (including Internet domain name registrations); (iii) copyright registrations and applications; and (iv) unregistered common law trademarks and service marks material to the business of the Company, in each case owned by the Company.

(b)               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.13, (i) to the Knowledge of Seller, the conduct of the business of the Company does not infringe or otherwise violate the intellectual property rights of any Person, and there is no claim pending or, to the Knowledge of Seller, threatened against the Company alleging such infringement or other violation; (ii) to the Knowledge of Seller, no Person is infringing or otherwise violating any intellectual property right owned by the Company, and no claims are pending or, to the Knowledge of Seller, threatened against any Person by the Company alleging such infringement or other violation; and (iii) the Company has the right to use all of the intellectual property that is material to the conduct by the Company of its business as currently conducted.

Section 4.14        Employees; Employee Benefit Plans. Other than the Company’s officers, who are employees of an Affiliate of the Company and who shall resign their positions with the Company effective as of the Closing, the Company does not have any employees and does not maintain any Employee Benefit Plan. The Company does not have any liability to fund any Employee Benefit Plan.

Section 4.15        Taxes. Except as set forth on Schedule 4.15 and except for any inaccuracies with respect to any of the representations and warranties in this Section 4.15 as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)                The Company (and any affiliated group of which the Company is a member) has timely filed with the appropriate taxing authorities all Tax Returns required to be filed (taking into account all valid extensions) and all such Tax Returns are complete and accurate. No Taxing Authority has asserted in writing that the Company is required to file Tax Returns and/or pay Taxes in any jurisdiction where the Company does not currently file Tax Returns.

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(b)               All Taxes that are due and payable by the Company before the date hereof have been timely paid, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the relevant financial statements.

(c)                There are no Encumbrances on any of the assets of the Company that arose in connection with any failure to pay any Taxes (other than Taxes that are not due as of the date hereof). There are no “reportable transactions” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b) which have been or are required to be reported to any Taxing Authority by or on behalf of the Company.

(d)               No material audit or other administrative or court proceeding is pending with regard to any Tax Returns of the Company, and the Company has not received any written notice that any such material audit or other administrative or court proceeding is threatened with respect to any Tax Return filed by or with respect to the Company.

(e)                The Company has not requested an extension of time within which to file any Tax Return in respect of any taxable year which has subsequently not been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company.

Section 4.16        Contracts.

(a)                Schedule 4.16 sets forth a complete and accurate list, as of the date hereof, of (i) all contracts (including the Indenture and all contracts for the repayment of Indebtedness), other than contracts and any Indebtedness between Seller and the Company that will expire or be terminated on or prior to the Closing, pursuant to which (A) the Company is a party and (B) the Company has non-contingent obligations to the contract counterparty in excess of S250,000 per annum, (ii) all contracts other than contracts between Seller and the Company that will expire or be terminated on or prior to the Closing, pursuant to which (A) the Company is a party and (B) the contract counterparty has non-contingent obligations to the Company in excess of $250,000 per annum, (iii) all Encumbrances with respect to the assets of the Company or the Shares, which secure repayment of any Indebtedness of the Company, and (iv) all contracts that limit or purport to limit the Company in any line of business or with any Person or in any geographic area (the contracts referenced in clauses (i), (ii), (iii), and (iv) are referred to herein collectively as the “Contracts”). Except as set forth in Schedule 4.16, neither Seller nor the Company has received written notice of a cancellation of or an intent to cancel any Contract the cancellation of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)               Except as set forth on Schedule 4.16, assuming the due authorization, execution and delivery by the other parties thereto, each Contract is legal, valid, binding, and enforceable against the Company and, to the Knowledge of Seller, the other parties thereto, is in full force and effect, and will not cease to be in full force and effect as a result of the consummation of the transactions contemplated by this Agreement.

(c)                Except as set forth on Schedule 4.16, the Company is not in material breach of, or default under, any Contract and, to the Knowledge of Seller, no other party to any Contract is in material breach thereof or default thereunder. True and complete copies of all such Contracts including all amendments and modifications thereof have been made available to Buyer.

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Section 4.17        Title to Assets. Except as set forth in Schedule 4.17, the Company has good title to all real and personal property and other assets on its books that is reflected as owned by the Company on the Company’s balance sheet at December 31, 2014 and June 30, 2015 included as part of the Company GAAP Financial Statements and the Interim Financial Statements, respectively, or acquired in the ordinary course of business consistent with past practice since December 31, 2014 or June 30, 2015, as appropriate, which would have been required to be reflected on such balance sheet if acquired on or prior to such date, other than assets which have been disposed of in the ordinary course of business and other than assets with respect to which the failure to have good title does not materially affect the operations of the Company conducted in the ordinary course of business consistent with past practice. The Company has valid leasehold interests in all personal property which it leases other than personal property with respect to which the failure to have valid leasehold interests does not materially affect the operations of the Company conducted in the ordinary course of business consistent with past practice. None of the material properties and assets of the Company is subject to any Encumbrance, except for Encumbrances set forth on Schedule 4.17 or reflected in the Company GAAP Financial Statements or the Interim Financial Statements.

Section 4.18        Transactions with Certain Persons. Except as set forth on Schedule 4.18, neither any officer, director or employee of Seller or the Company, nor any member of any such Person’s immediate family, is a party to any material transaction with the Company, including any contract or other binding arrangement (a) providing for the furnishing of material services by such Person (except in such Person’s capacity as an officer, director, employee or consultant of Seller or the Company), (b) providing for the rental of material real or personal property from such Person, or (iii) otherwise requiring material payments (whether pursuant to Indebtedness or otherwise) to such Person (other than for services as an officer, director, employee or consultant of Seller or the Company).

Section 4.19        Environmental Laws. Except as set forth on Schedule 4.19: (i) to the Knowledge of Seller, the Company is in compliance in all material respects with all applicable Environmental Laws, and possesses and is in compliance with all material Environmental Permits required under such laws, for the conduct of its business operations as currently conducted, and (ii) no written notice, demand, request for information, citation or complaint has been received by the Company from and, to the Knowledge of Seller, no action or proceeding is pending or threatened by, any Governmental Authority against the Company, with respect to any applicable Environmental Law. To the knowledge of the Seller, the Company has never owned a manufactured gas plant.

Section 4.20        Insurance Coverage. The Company has furnished to Buyer a true and correct list, as of the date hereof, of all policies of insurance maintained by or for the benefit of the Company relating to the assets, properties, business, operations, employees, officers or directors of the Company (the “Insurance Policies”) (provided that, in accordance with Section 6.10, from and after the Closing, none of the Insurance Policies will be available to Buyer or its Affiliates (including, from and after the Closing, the Company)).

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Section 4.21        Real Property.

(a)                Schedule 4.21(a) identifies the parcels of real property owned in fee by the Company (collectively, the “Owned Real Property”). Except as set forth on Schedule 4.21(a), there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings against the Owned Real Property and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof

(b)               Schedule 4.21(b) lists all leases and licenses of real property to which the Company requiring the payment of more than $125,000 (collectively, the “Leases and Licenses”).

(c)                There are no pending or, to the Knowledge of Seller, threatened condemnation proceedings against any of the real property governed by the Leases and Licenses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1            Organization and Related Matters. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

Section 5.2            Authority. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

Section 5.3            No Violation. Assuming that the filings, notifications, authorizations, consents and/or approvals referred to in Section 5.4 (including Schedule 5.4) are, as applicable, duly made and/or obtained, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Buyer, (b) violate any law applicable to Buyer or any of its properties or assets, or (c) violate, conflict with, result in a breach of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other contract to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except, in the case of clauses (a) through (c) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Buyer of any of its obligations hereunder.

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Section 5.4            Consents and Approvals. Except for (i) any and all approvals of the Pennsylvania Public Utility Commission (the “PAPUC”) and the New York State Public Service Commission (the “NYSPSC”) required by applicable law with respect to the transactions contemplated by this Agreement, the Electric Agreement, the Gas Agreement and the Transition Services Agreement, (ii) the filings, notifications, authorizations, consents or approvals listed in Schedule 5.4, and (iii) such other filings, notifications, authorizations, consents or approvals, the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Electric Agreement, the Gas Agreement or the Transition Services Agreement or the performance by Buyer of any of its obligations hereunder or thereunder, no consents or approvals of or filings or registrations with any Governmental Authority or other third party are necessary in connection with the execution and delivery by Buyer of this Agreement, the Electric Agreement, the Gas Agreement or the Transition Services Agreement or the consummation by Buyer of the transactions contemplated hereby and thereby.

Section 5.5            Legal Proceedings. There are no pending or, to the knowledge of Buyer, threatened actions or proceedings, at law or in equity, by or before any Governmental Authority against Buyer or any of its properties or assets that (a) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit the consummation of the transactions contemplated by this Agreement or (b) if adversely determined, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the performance by Buyer of any of its obligations pursuant to this Agreement. There is no outstanding injunction, order, judgment or decree by or with any Governmental Authority to which Buyer or any of its properties or assets is subject which would, individually or in the aggregate, prevent or materially delay the performance by Buyer of any of its obligations pursuant to this Agreement.

Section 5.6            Investment Intent of Buyer. The Shares will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer confirms that it has been afforded the opportunity to ask questions and receive answers regarding the Company and has reviewed the data and information it requested from Seller and the Company in connection with this Agreement. Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof

Section 5.7            Brokers. No broker, investment banker, financial advisor or similar intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer, or any Affiliate of Buyer, in connection with this Agreement or the transactions contemplated hereby.

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 Section 5.8            Financial Resources. Buyer has delivered, or caused to be delivered, to Seller, a correct, complete and fully executed copy of a signed commitment letter, dated September 9, 2015, from Manufacturers and Traders Trust Company to provide debt financing to Buyer in the aggregate amount of $12,000,000 (the “Commitment”). As soon as practicable after the date of this Agreement, Buyer will file a registration statement with the U.S. Securities and Exchange Commission to register shares of its common stock for sale to its current shareholders in a “rights” offering to raise equity capital. Buyer shall have at the Closing sufficient cash to consummate the transactions contemplated hereby and to pay all related fees and expenses. The Commitment has not been amended or modified, and the respective commitments contained in the Commitment have not been withdrawn or rescinded in any respect. The Commitment is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto. Buyer is not in breach of any of the terms or conditions set forth in the Commitment and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Buyer has paid any and all commitment or other fees required by the Commitments that are due as of the date hereof. Notwithstanding the delivery of the Commitment to Seller and the Buyer’s representations and warranties concerning them, Buyer acknowledges and agrees that Buyer’s obligations hereunder are not contingent on (a) Buyer obtaining any financing for the consummation of the transactions contemplated by this Agreement, including pursuant to the Commitment, or (b) Buyer’s satisfaction of any conditions to the effectiveness of any financing, including any conditions relating to the effectiveness of the Commitment.

Section 5.9            Opportunity for Independent Investigation. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Company. In making its decision to execute this Agreement and to purchase the Shares, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the accuracy and completeness of the express representations and warranties of Seller set forth in this Agreement as well as the terms and conditions of this Agreement.

Section 5.10        No Knowledge of Seller’s Breach. To the Knowledge of Buyer, there has been no breach of any representation or warranty by Seller and there is no other condition or circumstance that would excuse Buyer from timely performance of its obligations hereunder.

Section 5.11        Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

ARTICLE VI
COVENANTS

Section 6.1            Conduct of Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof: (a) except for the events or circumstances described in Schedule 6.1, (b) except as otherwise contemplated or permitted by this Agreement and (c) except to the extent that Buyer otherwise consents in writing (which consent shall not be unreasonably delayed, conditioned or withheld), Seller shall cause the Company to conduct its business in the ordinary course of business consistent with past practices except as otherwise provided in this Agreement, and use commercially reasonable efforts to: (i) preserve intact its present organization; (ii) maintain in effect all material Permits necessary to carry on its business as currently conducted; and (iii) preserve material existing relationships with its customers, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, Seller shall cause the Company to:

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(a)                operate the Company’s cash management in the ordinary course of business consistent with past practice, including paying its accounts payables (including 19 to Affiliates) and Indebtedness, collecting its receivables (including from Affiliates), incurring and financing capital expenditures; provided, however, that nothing herein shall prevent or restrict the Company, in its sole discretion, from (i) making cash dividends to Seller that do not exceed the sum of (A) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) plus (B) the amount of any and all aggregate positive net income of the Company during the period July 1, 2015 to the Closing Date, or (ii) accelerating payment of any accounts payable (including to Seller or Seller’s Affiliates) or Indebtedness. Notwithstanding the foregoing, Seller shall cause the Company, during the period from the date of this Agreement to immediately prior to the Closing, to not pay the principal amount of the $9,966,924.07 non-current liability referenced in Note D to Schedule 1.1(d).

(b)               maintain its assets in the ordinary course of business consistent with past practice;

(c)                maintain the Books and Records in the ordinary course of business consistent with past practice;

(d)               not amend its certificate of incorporation, by-laws, nor issue or redeem any capital stock of the Company, other than issuing any such capital stock to Seller;

(e)                not incur, create or assume any Encumbrance on any of its assets other than in the ordinary course of business consistent with past practice and except for any Encumbrances that will be extinguished, discharged or otherwise removed prior to the Closing;

(f)                not sell, lease, license, transfer or dispose of any assets of the Company other than in the ordinary course of business consistent with past practice; and

(g)               not enter into any commitment to take any of the foregoing actions in the future.

Section 6.2            Public Announcements. Buyer and Seller shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other party, except as may be required by applicable law or court process or by obligations pursuant to any listing agreement with any national securities exchange.

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Section 6.3            Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Buyer and Seller shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.4            Access; Certain Communications. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof, subject to applicable laws relating to the exchange of information and subject to the provisions of contracts entered into by Seller and the Company with third parties prior to the date of this Agreement (provided that Seller shall reasonably cooperate with Buyer in attempting to provide alternate access to the information material to the Company or its business that such contracts may restrict), Seller shall (and shall cause the Company to) afford to Buyer and its authorized agents and representatives access, upon reasonable advance notice and during normal business hours, to all books, records, documents and other information of the Company; provided, however, that Buyer’s investigation shall be conducted in a manner which does not unreasonably interfere with the normal operations, customers and employee relations of the Company. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other books, records, documents or information that, in Seller’s good faith opinion, is sensitive or the disclosure of which could subject Seller or the Company to risk of liability. Without limiting any of the terms thereof, the terms of the Confidentiality Agreement shall govern Buyer’s and its agents’ and representatives’ obligations with respect to all confidential information with respect to the Company which has been or is provided or made available to them at any time as though Buyer and its representatives were signatories thereto.

Section 6.5            Regulatory Matters; Third Party Consents.

(a)                Buyer and Seller shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each Governmental Authority which are necessary to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any permit, consent, approval, waiver or authorization of such Governmental Authority which is necessary to consummate the transactions contemplated by this Agreement.

(b)               Buyer and Seller shall cooperate with each other and (i) shall use their commercially reasonable efforts promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with each third party other than a Governmental Authority which are necessary to consummate the transactions contemplated by this Agreement, and (ii) shall use their commercially reasonable efforts to obtain as promptly as practicable any permit, consent, approval, waiver or authorization of such third party which is necessary to consummate the transactions contemplated by this Agreement.

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(c)                Subject to applicable law relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and shall consult with the other party on, all the information relating to Seller and the Company or Buyer, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of any permit, consent, approval or authorization of a Governmental Authority or other third party necessary to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of obtaining any such permit, consent, approval or authorization. The party responsible for any such filing shall promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each notice, order, opinion and other item of correspondence received from or sent to any Governmental Authority by such filing party in respect of any such application. In exercising the foregoing rights and obligations, Buyer and Seller shall act reasonably and promptly.

(d)               Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(e)                Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.6            Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

Section 6.7            Notification of Certain Matters.

(a)                During the period between the date hereof and the Closing Date, each party shall give prompt notice to the other party of: (i) the occurrence, or failure to occur, of any event or the existence of any condition known to such party that has caused any of its representations or warranties contained in this Agreement to be materially breached and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(b)               Except as otherwise required pursuant to applicable law, each party hereto shall give prompt notice to the other party of (i) any material communication received from or given to any Governmental Authority in connection with any of the transactions contemplated hereby, (ii) any notice or other communication from or on behalf of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims or investigations commenced or, to such party’s knowledge threatened against Buyer, Seller or the Company, as applicable, that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

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Section 6.8            Updated Schedules; Disclosures.

(a)                Prior to the Closing, Seller shall have the right to deliver amendments or supplements to its disclosure schedules relating to Sections 4.1, 4.4, 4.5, 4.9, 4.10, 4.11, 4.13, 4.15, 4.16, 4.19 and 4.21 of this Agreement with respect to any development arising after the date of this Agreement that, if existing on the date of this Agreement, would have been required to be set forth or described therein (any such amendments or supplements, the “Updated Schedules”), provided, however, in no event shall the delivery of the Updated Schedules in any way modify or be deemed to modify the representations and warranties of Seller in Section 4.12, permit Seller or the Company to sell, transfer or otherwise dispose of any one or more of the five parcels of the Owned Real Property set forth on Schedule 4.21(a) as of the date of this Agreement, or alter the method by which Working Capital is calculated pursuant to Schedule 1.1(d).

(b)               Seller and Buyer acknowledge and agree that that the inclusion of any item or statement in any Schedule or Updated Schedule delivered by Seller pursuant to this Agreement (collectively, the “Seller Schedules”), which item or statement was not required to be included in such documents (because it does not meet a threshold amount for inclusion or for any other reason), shall not be construed to create any obligation to include any item or statement in the same of any different Seller Schedule, which item or statement is not required to be so included (because it does meet a threshold amount for inclusion or for another reason). Any matter disclosed in any Seller Schedule shall be considered disclosed with respect to each other Seller Schedule to the extent the relevance of such disclosure to such other Seller Schedule is reasonably apparent. The inclusion of information in any Seller Schedule shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any law, permit or contract or other topic to which such disclosure is applicable.

Section 6.9            Access To Records After Closing Date.

(a)                The parties acknowledge that Seller’s transfer to Buyer of many of the Books and Records will involve and be limited to transfer of data in electronic form from information technology systems and databases maintained by Seller or its Affiliates to information technology systems and databases maintained by Buyer or its Affiliates or implemented by the Company after the Closing Date. In fulfillment of its obligations pursuant to Section 3.2(a)(ii) with respect to Books and Records in electronic form, Seller shall cause such Books and Records to be transferred a commercially reasonable electronic format to the information technology systems and databases maintained by Buyer or its Affiliates no later than the date that is six (6) months after the Closing Date.

(b)               From and after the Closing Date, for a period of six years after the Closing Date, each of the parties shall permit the other party reasonable access to any records or other documents with respect to the Company actually in the possession of the party receiving the request, and the right to duplicate such records or other documents, to the extent that the requesting party has a reasonable business purpose for requesting such access or duplication, and upon reasonable advance notice and during normal business hours; provided, however, that the requesting party’s access shall be conducted in a manner which does not unreasonably interfere with the normal operations, customers and employee relations of the Company and/or the party receiving such request. Notwithstanding any other provision of this Section, access to any records or other documents of the Company may be denied to the requesting party if the other party is required under applicable law or agreement to deny such access, provided, however, that, except in cases where applicable law requires that access be denied, in no event shall Buyer be denied access to Books and Records in the possession of Seller (other than the personnel records as described in the penultimate sentence of Section 6.4).

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Section 6.10        Insurance. Buyer acknowledges that, from and after the Closing Date, none of the Insurance Policies will be available to Buyer or its Affiliates (including, from and after the Closing, the Company). Any and all insurance coverage available under the Insurance Policies may be cancelled or modified at any time in the sole discretion of Seller or its Affiliates other than, after the Closing, the Company.

Section 6.11        Termination of Affiliated Interest Agreement. Buyer acknowledges and agrees that, pursuant to Article 5 thereof, the Affiliated Interest Agreement shall terminate as of the Closing as the Company will then cease to be affiliated with Seller; provided, however, that, to the extent that any amount for services provided to the Company under the Affiliated Interest Agreement has not been paid as of the Closing Date and is not reflected in Working Capital, Buyer shall pay, or cause the Company to pay, such amount promptly (and, in any event, within ten (10) days) after the Closing Date.

Section 6.12        Termination of Power Supply Agreement and Gas Arrangement. Buyer and Seller agree to terminate, as of the Closing Date, the Power Supply Agreement and all agreements and arrangements between Seller and the Company under which Seller provides gas and gas transportation to the Company (collectively, the “Gas Arrangement”) and to use their commercially reasonable efforts (i) promptly to prepare and to file all necessary documentation, and to effect all applications, notices, petitions and filings, with the Federal Energy Regulatory Commission (the “FERC”) to effectuate such terminations and (ii) to obtain as promptly as practicable any permit, consent, approval, waiver or authorization of the FERC which is necessary to terminate the Power Supply Agreement and the Gas Arrangement as aforesaid. The provisions of Section 6.5 shall apply to these applications, notices, petitions and filings with, and obtaining any related permit, consent, approval, waiver or authorization of, the FERC. Notwithstanding any termination of the Power Supply Agreement or the Gas Arrangement, to the extent that any amount for electricity provided to the Company under the Power Supply Agreement or gas or gas transportation provided to the Company under the Gas Arrangement has not been paid as of the Closing Date and is not reflected in Working Capital, Buyer shall pay, or cause the Company to pay, such amount promptly (and, in any event, within ten (10) days) after the Closing Date.

Section 6.13        Financing Matters. Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate, at or prior to the Closing, the financing of the transactions contemplated by this Agreement on the terms and conditions described in the Commitment, including using reasonable best efforts to (a) satisfy on a timely basis all terms, covenants and conditions to obtaining the financing contemplated by the Commitment and (b) negotiate definitive agreements with respect to the financing contemplated by the Commitment.

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ARTICLE VII

TAX MATTERS

Section 7.1            Indemnity.

(a)                (i) Subject to the terms of Section 7.1(c), (ii) excluding payments to Seller pursuant to Section 7.2, (iii) except to the extent that any such Tax is attributable to an audit adjustment that results in an increase in the taxable income of the Company for any such period and a correlative decrease in such taxable income in a later taxable period beginning on or after the Closing Date (in which case the amount of the indemnity shall be reduced by the discounted present value of the resulting reasonably estimated future benefit), and (iv) except as otherwise provided in Section 7.9, Seller agrees to indemnify and hold harmless Buyer and the Company against the following Taxes: (x) Taxes imposed on the Company with respect to taxable periods ending on or before the Closing Date; (y) Taxes imposed on any member of any consolidated, combined or unitary group with which the Company files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable period ending on or before the Closing Date; and (z) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company which are allocable, pursuant to Section  7.1(b), to the portion of such Tax period ending on the Closing Date.

(b)               In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Taxes that are allocable to the portion of the period ending on the Closing Date shall be:

(i)                 in the case of Taxes that are either (A) based upon or related to income or receipts, other than any income to Seller as a result of the transactions contemplated by this Agreement, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) other than conveyances or deemed conveyances pursuant to this Agreement as provided under Section 7.9, deemed equal to the amount which would be payable if the taxable period had ended with the Closing Date; and

(ii)               in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)                Notwithstanding any provision in this Agreement to the contrary, Seller shall only be obligated to Buyer pursuant to the provisions of Section 7.1(a) for Taxes for which (i) Buyer or the Company or Seller and/or its Affiliates, as the case may be, has received a notice of proposed adjustment in writing from a Taxing Authority (e.g., receipt of Form 5701 “Notice of Proposed Adjustments” for U.S. federal tax purposes) on or prior to the sixth anniversary of the Closing Date (ii) and, with respect to such notices received by Buyer of the Company, Seller has received written notice thereof from Buyer on or prior to the sixth anniversary of the Closing Date.

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(d)               Buyer hereby agrees to indemnify and hold harmless Seller for all Taxes imposed on the Company or on any member of any consolidated, combined or unitary group with which the Company files or has filed a Tax Return on a consolidated, combined or unitary basis with respect to the Company, its business, operations or assets and which are not allocated to Seller pursuant to the provisions of Section 7.1(a).

(e)                Buyer shall not (and, from and after the Closing Date, Buyer shall cause the Company not to) take or allow to be taken any action the effect of which would be to accelerate the making of any claim, the commencement or completion of any audit or other inquiry by a Taxing Authority or the payment of (or increase in the amount of) any Tax liability for which Seller has an obligation to indemnify Buyer pursuant to the terms of this Section 7.1, provided, however, that the foregoing shall not be deemed to restrict Buyer from filing any Tax Return to maintain compliance with applicable law. If Buyer, the Company or any employee or agent of any of them takes or causes to be taken any such action in violation of the preceding sentence, Seller’s indemnity provided in this Section 7.1 shall be void to the extent of any associated payment or increase in Tax liability. Seller shall not take or permit to be taken any action the effect of which would be to delay the making of any claim, the commencement or completion of any audit or other inquiry by a Taxing Authority or the payment of (or increase in the amount of) any Tax liability for which Seller has an obligation to indemnify Buyer pursuant to the terms of this Section 7.1.

(f)                Without Seller’s prior written consent, Buyer shall not (and, from and after the Closing Date, Buyer shall cause the Company not to) amend any Tax return filed or to be filed by or on behalf of the Company with respect to Pennsylvania state Taxes which are allocable, pursuant to Section 7.1(b), to any Tax period (or any portion thereof) ending on or before the Closing Date; provided, however, that the foregoing shall not be deemed to restrict Buyer from filing any Tax Return to maintain compliance with applicable law.

(g)               Notwithstanding anything to the contrary in this Agreement, Seller’s obligations pursuant to this Section 7.1, together with Seller’s indemnification obligations pursuant to Article IX, shall in no event exceed, in the aggregate, an amount equal to the Final Purchase Price.

Section 7.2            Tax Allocation Agreement Payments. After the Closing Date, in accordance with the Tax Allocation Agreements and past intercompany accounting practices of the Company, the Company shall make further payments of Tax to Seller or an appropriate Taxing Authority to the extent that the Company’s share of current Taxes attributable to taxable periods or portions thereof ending on or before the Closing Date exceeds its previously paid share of estimated Taxes; provided, however, that notwithstanding any other provisions of this Agreement, no such payment or any other payment from Buyer or the Company to Seller or its Affiliates shall include any amount of Tax attributable directly or indirectly to the sale of the Shares pursuant to this Agreement, including by reason of any deemed sale of the assets of the Company pursuant to the elections described in Section 7.6. Any payment under this Section 7.2 which is to be made to Seller shall be due not earlier than five (5) Business Days before the due date of the corresponding payment to the appropriate Taxing Authority. Except as otherwise provided in this Section 7.2, Seller and Buyer (and Buyer on behalf of the Company) agrees that the Company’s rights and obligations under the Tax Allocation Agreements (and the rights and obligations of any other party to the Tax Allocation Agreements to the Company) as of the Closing Date shall be terminated, and, after the Closing Date, the Company shall not have any right to any payment under the Tax Allocation Agreements, including any payment in respect of tax losses or other tax benefits relating to any period prior to the Closing Date (all of which tax losses or other benefits shall belong solely to, and be permitted to be used solely by, Seller and its Affiliates other than the Company).

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Section 7.3            Returns and Payments.

(a)                Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all (i) consolidated, combined and unitary Tax Returns (each a “Consolidated Return”) that include Seller and (ii) Tax Returns relating to the Company that are attributable to periods ending on or before the Closing Date (and Buyer shall do the same with respect to any non-Consolidated Return for the Company attributable to periods ending after the Closing Date). Tax Returns of the Company not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company (except to the extent counsel for Seller or the Company renders a legal opinion that it is less likely than not that such practices would be sustained by the courts if challenged or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any non-Consolidated Return required to be filed by Buyer or Seller with respect to the Company and as to which an amount of Tax is allocable to the other party under Section 7.1(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.1(b), together with appropriate supporting information and schedules at least forty-five (45) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

(b)               After the Closing Date, Seller shall pay when due and payable all Taxes with respect to the Company that are unpaid as of the Closing Date and are allocable to Seller pursuant to Sections 7.1(a) and 7.1(b) or Section 7.9, either directly to the appropriate Taxing Authority or, as appropriate, to Buyer or the Company.

(c)                Buyer shall or shall cause the Company to pay all Taxes that are allocable to Buyer pursuant to Section 7.1(d) or Section 7.9 either directly to the appropriate Taxing Authority or to Seller.

Section 7.4            Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for Taxes paid for any taxable period or portion thereof ending on or prior to the Closing Date shall be the property of Seller and, if received by Buyer or the Company, shall be paid over promptly to Seller. Any Tax refund (including any interest with respect thereto) relating to the Company for Taxes paid for any portion of a taxable period that is after the Closing Date shall be the property of the Company and, if received by Seller or its Affiliates, shall be paid over promptly to the Company.

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Section 7.5            Contests.

(a)                After the Closing, Buyer shall promptly notify Seller in writing of any written notice of a proposed assessment, audit, contest, proceeding or litigation (a “Contest”) of Buyer or the Company which could reasonably be expected to result in grounds for indemnification by Seller under this Article VII.

(b)               For all Contests for which the Seller alone has an indemnification obligation under Section 7.1, Seller, at its expense, shall control all such Contests. Prior to the Closing Date, Seller, at its expense, shall control all Contests relating to the Company. After the Closing Date, in the case of a Contest that relates to a non-Consolidated Return (or any item relating thereto or reported thereon) for a taxable period ending on or before the Closing Date or for any taxable period that begins before the Closing Date and ends after the Closing Date, Seller shall have the right at its expense to participate in and control the conduct of such Contest. For all taxable periods that begin after the Closing Date, Buyer, at its expense, shall control such Contests. If Seller does not assume the defense of any such Contest for a taxable period ending on or before the Closing Date, Buyer may defend the same in such manner as it may deem appropriate, including settling such Contest after giving thirty (30) days’ prior written notice to Seller setting forth the terms and conditions of settlement.

(c)                Buyer and Seller agree to cooperate, and Buyer agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any Contest, provided, however, that the Company and Buyer shall not be required to agree to any compromise of any portion of any Contest pertaining to Taxes of the Company pertaining to the period after the Closing Date that, in the reasonable opinion of the Company and Buyer, will have the effect of adversely affecting the Tax position of the Company after the Closing Date.

Section 7.6            Section 338(h)(10) Election.

(a)                Seller and Buyer shall make a joint election pursuant to Section 338(h)(10) of the Code and similar provisions of state and local laws, to the extent permitted (the “Election”) to treat the Buyer’s acquisition of the Shares as a deemed acquisition of the Company’s assets. Buyer and Seller shall cooperate in timely making such Election and in filing all returns, documents, statements, and other forms that are required to be submitted to any Taxing Authority in connection with the Election, including any “statement of Section 338 election” and IRS Form 8023 or any successor form (together with any schedules or attachments thereto) pursuant to regulations (collectively, the “Treasury Regulations”) promulgated by the United States Department of the Treasury (or its successor).

(b)               For purposes of making such Election, Buyer shall determine the value of the tangible and intangible assets of the affected entities and shall prior to the Closing Date provide Seller with a draft allocation of Buyer’s “adjusted grossed-up basis” in the Shares (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets (the “Proposed Allocation”). The Proposed Allocation shall be binding upon Buyer and Seller for purposes of allocating the “deemed selling price” (within the meaning of the Treasury Regulations) among the assets of the Company; provided, however, that if, upon the advice of tax advisers, Seller believes that the Allocation incorrectly applies the Regulations, Seller shall give notice of such fact to Buyer within twenty (20) Business Days after receipt of the Proposed Allocation specifying the reasons therefor in reasonable detail. If Seller objects to the Proposed Allocation and the parties do not agree on a final Allocation within ten (10) Business Days after Buyer’s receipt of Seller’s objection, the parties shall refer the matter to the Independent Accounting Firm which shall determine the elements of the Proposed Allocation that are in dispute and the determination of such Independent Accounting Finn shall be final. The Proposed Allocation if not timely objected to by Seller, or the allocation agreed upon by the parties, or the allocation determined by the Independent Accounting Firm shall be the “Allocation” and Seller and Buyer shall be bound by the Allocation.

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(c)                Neither Buyer nor Seller shall agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other prior written notice and the opportunity to challenge such proposed adjustment.

(d)               Buyer shall not, without the prior written consent of Seller, make any election under Section 338(g) of the Code or take any other action which may cause the Buyer’s acquisition of the Shares to fail to qualify as a deemed acquisition of the Company’s assets pursuant to Section 338(h)(10) of the Code and similar provisions of state and local laws.

Section 7.7            Time of Payment. Except as provided in Section 7.2 hereof, payment of any amounts due under this Article VII in respect of Taxes shall be made (i) at least three (3) Business Days before the due date of the applicable Tax Return required to be filed by either Buyer or Seller, as the case may be, that shows Taxes due for which the other party is responsible under Sections 7.1(a) and 7.1(d), or (ii) within three (3) Business Days following an agreement between Seller and Buyer that an indemnity amount is payable, an assessment of a Tax by a Taxing Authority, or a “determination” having been made as such term is defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment of any amounts due under this Article VII shall be made within five (5) Business Days after the date when the relevant party has been notified that such party has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

Section 7.8            Cooperation and Exchange of Information. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns, schedules and work papers, records and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns, provided, however, that Seller may satisfy its obligations hereunder by delivering all such Tax Returns, schedules and work papers, records and other documents to Buyer. Any information obtained under this Section 7.8 shall be kept confidential in accordance with Section 6.4 except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Contest.

Section 7.9            Conveyance Taxes. Buyer shall be liable for and shall hold Seller harmless against any real property transfer or sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (excluding any Tax related to income from the sale of the Shares or the deemed sale of the assets of the Company pursuant to the elections described in Section 7.6) and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

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ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1            Conditions to Buyer’s Obligations. In addition to the conditions set forth in Section 8.3, the obligation of Buyer to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Buyer:

(a)                Except for the representations and warranties of Seller set forth in Sections  4.1, 4.2, 4.3 and 4.6, the representations and warranties of Seller set forth in this Agreement shall, without giving effect to any materiality or Material Adverse Effect qualifications therein, be true and correct (i) as of the date of this Agreement, giving effect to the Schedules, and (ii) as of the Closing Date as though made as of the Closing Date, giving effect to the Schedules as updated by the Updated Schedules (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)               The representations and warranties of Seller set forth in Sections 4.1, 4.2, 4.3 and 4.6 shall be true and correct (i) as of the date of this Agreement, giving effect to the Schedules, and (ii) as of the Closing Date as though made as of the Closing Date, giving effect to the Schedules as updated by the Updated Schedules (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period);

(c)                Seller shall have performed and complied in all material respects with all covenants and obligations required by this Agreement, to be performed or complied with by Seller on or prior to the Closing Date;

(d)               Seller shall have delivered to Buyer a certificate, executed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 8.1(a), (b) and (c) have been satisfied;

(e)                Seller shall have delivered to Buyer resolutions of the board of directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby;

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(f)                Seller shall have delivered to Buyer a certificate of the Secretary or Assistant Secretary of Seller as to the incumbency of the officer executing this Agreement, the Electric Agreement, the Gas Agreement and the Transition Services Agreement on behalf of Seller and the genuineness of such officer’s signature; and

(g)               Seller shall have delivered to Buyer a release that, subject to Buyer’s performance of the payment obligations set forth in Section 6.11 and Section 6.12 (or the inclusion in Working Capital of the unpaid amounts as of the Closing Date under the Affiliated Interest Agreement, the Gas Arrangement and the Power Supply Agreement) and Buyer’s performance of the payment obligations set forth in Section 7.2, releases and discharges the Company from liability for any amounts owed by the Company to Seller pursuant to the Affiliated Interest Agreement, the Gas Arrangement, the Power Supply Agreement and the Tax Allocation Agreements.

Section 8.2            Conditions to Seller’s Obligations. In addition to the conditions set forth in Section 8.3, the obligation of Seller to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by Seller:

(a)                Except for the representations and warranties of Buyer set forth in Sections 5.1, 5.2, 5.6 and 5.10, the representations and warranties of Buyer set forth in this Agreement shall, without giving effect to any materiality qualifications or qualifications pertaining to preventing or delaying Buyer performance of any of its obligations hereunder or preventing or delaying consummation by Buyer of the transactions contemplated by this Agreement, be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to impair or delay consummation by Buyer of the transactions contemplated by this Agreement;

(b)               The representations of Buyer set forth in Sections 5.1, 5.2, 5.6 and 5.10 shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made as of the Closing Date (except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period);

(c)                Buyer shall have performed and complied with in all material respects all covenants and obligations required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(d)               Buyer shall have delivered to Seller a certificate, executed by a duly authorized officer of Buyer, certifying that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

(e)                Buyer shall have delivered to Seller resolutions of the board of directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby;

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(f)                Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency of the officer executing this Agreement and the releases required by Section 9.8 on behalf of Buyer and the genuineness of such officer’s signature; and

(g)               Buyer shall have delivered to Seller a certificate of the Secretary or Assistant Secretary of the Company as to the incumbency of the officer executing the Electric Agreement, the Gas Agreement, the Transition Services Agreement and the releases required by Section 9.8 on behalf of the Company and the genuineness of such officer’s signature.

Section 8.3            Mutual Conditions. The obligations of each of Buyer and Seller to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing, as to itself, by either party:

(a)                No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; and

(b)               All approvals of Governmental Authorities set forth on Schedule 4.5 and Schedule 5.4 shall have been obtained and shall remain in full force and effect.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1            Survival.

(a)                Except as may be otherwise specified in this Agreement with regard to any specific representation and warranty, the representations and warranties of the parties set forth in this Agreement shall survive the closing of the transactions contemplated by this Agreement and terminate on the date that is twelve months after the Closing Date. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted on or before the date on which the survival of such representation or warranty terminates.

(b)               All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date in accordance with their respective terms. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing Date.

Section 9.2            Obligation of Seller to Indemnify. Subject to the limitations set forth in Sections 9.1, 9.5, 9.6 and 9.7, Seller shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, Affiliates, and their respective successors and assigns, from and against any Losses incurred by any of them based upon or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (giving effect to the Schedules, as updated by the Updated Schedules), provided that Buyer’s notice with respect to the claim of such inaccuracy or breach is received by Seller on or before the date on which the survival of such representation or warranty terminates in accordance with Section 9.1(a), and (b) any failure by Seller to perform any unwaived covenant or agreement of Seller contained in this Agreement, provided that such covenant or agreement survives the Closing Date in accordance with Section 9.1(b) and Buyer’s notice with respect to the claim of such failure to perform is received by Seller on or before the date on which the survival of such covenant or agreement terminates.

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Section 9.3            Obligation of Buyer to Indemnify. Subject to the limitations set forth in Sections 9.1, 9.5, 9.6 and 9.7, Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, and their respective successors and assigns, from and against any Losses incurred by any of them based upon or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (giving effect to the Schedules), provided that Seller’s notice with respect to the claim of such inaccuracy or breach is received by Buyer on or before the date on which the survival of such representation or warranty terminates in accordance with Section 9.1(a), and (b) any failure by Buyer to perform any unwaived covenant or agreement of Buyer in this Agreement, provided that such covenant or agreement survives the Closing Date in accordance with Section 9.1(b) and Seller’s notice with respect to the claim of such failure to perform is received by Buyer on or before the date on which the survival of such covenant or agreement terminates.

Section 9.4            Notice and Opportunity to Defend Against Third Party Claims.

(a)                Promptly after receipt from any third party by either party hereto or any other party entitled to indemnification hereunder (the “Indemnitee”) of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in Losses for which indemnification may be sought hereunder, the Indemnitee shall give written notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 9.2 or Section 9.3 (the “Indemnifying Party”); provided, however, that a failure to give such prompt notice shall not prejudice the Indemnitee’s right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced or forfeits substantive rights or defenses as a result of such failure and, provided, further, that nothing in this Section 9.4 shall extend the time within which notice with respect to a claim of inaccuracy in or breach of a representation or representation or notice with respect to a claim of failure to perform an unwaived covenant or agreement must be received by the Indemnifying Party pursuant to Sections 9.1, 9.2 and 9.3 in order for indemnification to be sought for any Losses resulting from such inaccuracy or breach or failure to perform. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Indemnitee.

(b)               The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within twenty (20) Business Days following its receipt of the Claims Notice notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election within such twenty (20) Business Day period, the Indemnitee may compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability without the consent of the other party; provided, however, that such consent to settlement or compromise shall not be unreasonably delayed, conditioned or withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to compromise or defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

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Section 9.5            Net Indemnity. The amount of any Losses from and against which either party is liable to indemnify, defend and hold harmless the other party or any other Person pursuant to Section 9.2 or Section 9.3 shall be reduced by any insurance or other recoveries or any Tax benefit that such Indemnitee actually realizes as a result of or in connection with such Losses.

Section 9.6            Tax Indemnification. Notwithstanding any provision of this Article IX or any other provision of this Agreement, any issue or matter relating to Taxes shall be governed solely by Article VII (except for the termination of the representations and warranties contained in Section 4.15, which is governed by Section 9.1).

Section 9.7            Limits on Indemnification.

(a)                No party shall have any right to seek indemnification under this Agreement (i) as to any individual item or series of related items of Losses, to the extent such Losses are less than 0.5% of the Purchase Price, (ii) with respect to Losses contemplated by Section 9.2(a) which would otherwise be indemnifiable hereunder (including Losses incurred by all other Indemnitees affiliated with or related to such party) until such Losses exceed 1% of the Purchase Price in the aggregate, after insurance or other recoveries and on an after-tax basis, as provided in Section 9.5, in which case such party (including such affiliated or related Persons) shall only be entitled to be indemnified for Losses in excess of such aggregate amount, or (iii) for punitive, special, indirect or consequential damages, including lost profits, lost revenues, lost savings and increased costs of operations.

(b)               Notwithstanding any provision of this Agreement, the aggregate liability of Seller under this Article IX shall be limited to an amount equal to 10% of the Final Purchase Price.

(c)                After the Closing, the remedies provided by this Article IX shall be the sole and exclusive remedy for the parties to this Agreement with respect to any dispute arising from, or related to, this Agreement, except in the case of fraud and except that injunctive relief (including specific performance) shall continue to be available to the extent such remedy is in respect of a then-surviving representation, warranty, covenant or agreement.

Section 9.8            Release. From and after the Closing, Buyer agrees to (and to cause the

Company to) release Seller, its Affiliates and the officers and directors of the Company (acting in their capacity as such) from and against any Losses for controlling stockholder liability or breach of any fiduciary or other duty not arising hereunder relating to any pre-Closing actions or failure to act in connection with the business of the Company prior to the Closing.

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ARTICLE X
TERMINATION

Section 10.1        Termination.

(a)                This Agreement may be terminated on or prior to the Closing Date only as follows:

(i)                 by mutual written consent of Buyer and Seller;

(ii)               by either Buyer or Seller if a condition to its obligation to perform becomes incapable of fulfillment, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) shall not be available to a party if its condition to its obligation to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement; and

(iii)             by either Buyer or Seller upon written notice to the other if the Closing shall not have occurred by the date that is eighteen (18) months after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) shall not be available to a party whose breach of any provision of this Agreement resulted in the Closing not occurring by such date.

(b)               The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 10.2        Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of either party hereto to the other party hereto, except (i) as set forth in Section 6.2 and Section 6.3, and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1        Amendments. This Agreement may not be amended, altered or modified except by written instrument executed by Buyer and Seller.

Section 11.2        Entire Agreement.

(a)                This Agreement, the Confidentiality Agreement, the Transition Services Agreement, the Gas Agreement and the Electric Agreement constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof.

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(b)               BUYER ACKNOWLEDGES THAT NONE OF SELLER, ANY OF ITS AFFILIATES, OR ANY REPRESENTATIVE OR ADVISOR OF ANY OF THEM HAS MADE ANY REPRESENTATION OR WARRANTY TO BUYER EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE GAS AGREEMENT AND THE ELECTRIC AGREEMENT. IN PARTICULAR, NO SUCH PERSON HAS MADE ANY REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO: (I) ANY INFORMATION OR MATERIALS DISTRIBUTED BY SELLER, THE COMPANY, THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON IN CONNECTION WITH THE PROPOSED SALE OF THE COMPANY OR (II) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE COMPANY. WITH RESPECT TO ANY SUCH PROJECTION OR FORECAST DELIVERED BY OR ON BEHALF OF SELLER TO BUYER, BUYER ACKNOWLEDGES THAT: (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (C) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS SO FURNISHED TO IT AND (D) IT SHALL HAVE NO CLAIM AGAINST ANY SUCH PERSON BASED ON ANY SUCH PROJECTION OR FORECAST.

Section 11.3        Interpretation. When reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof’, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 11.4        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.5        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and delivered if they are: (a) delivered in person, (b) transmitted by facsimile (with confirmation), (c) delivered by certified or registered mail (return receipt requested), or (d) delivered by a nationally recognized express courier (with confirmation) to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

Consolidated Edison Company of New York, Inc. 4 Irving Place, Room 1810-S New York, NY 10003 Facsimile: (212) 677-5850 Attention: Deputy General Counsel
With a concurrent copy to:	Steptoe & Johnson LLP 1330 Connecticut Avenue, NW Washington, DC 20036 Facsimile: (202) 429-3902 Attention: Julie A. S. Vinyard
If to Buyer, to:	Corning Natural Gas Holding Corporation 330 W. William Street Corning, New York 14830 Facsimile: (607) 962-2844 Attention: Michael I. German
With a concurrent copy to:	Moonstone Consulting, LLC 4547 Lake in the Woods Spring Hill, FL 34607 Attention: Mario DiValentino

Section 11.6        Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

Section 11.7        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 11.8        No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

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Section 11.9        Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT RECOURSE TO SUCH STATE’S CHOICE OF LAW PRINCIPLES. Each of Buyer and Seller hereby (a) consents to submit to the personal jurisdiction of a Federal court located in the Borough of Manhattan in the City of New York or, if such court does not have subject matter jurisdiction, to the personal jurisdiction of any New York State court located in the Borough of Manhattan in the City of New York, with respect to all actions, suits and proceedings arising out of or relating to this Agreement, (b) agrees not to attempt to deny such personal jurisdiction by motion or other request for leave from any such court, (c) agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement in any court other than a Federal court located in the Borough of Manhattan in the City of New York or, if such court does not have subject matter jurisdiction, in any court other than a New York State court located in the Borough of Manhattan in the City of New York, (d) agrees that all claims with respect to any such action, suit or proceeding may be heard and determined in such Federal or New York State court, (e) agrees that service of process, summons, notice or other applicable document by hand delivery or U.S. certified mail at the address specified for such party in Section 11.5 (or such other address in the United States specified by such party from time to time pursuant to Section 11.5) shall be effective service of process for any such action, suit or proceeding brought against such party in any such court and (f) waives the defense of an inconvenient forum in any such action, suit or proceeding.

* * *

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ORANGE AND ROCKLAND UTILITIES, INC.

By: /s/ Timothy P. Cawley

Name: Timothy P. Cawley

Title: President and Chief Executive Officer

CORNING NATURAL GAS HOLDING CORPORATION

By: /s/ Michael German

Name: Michael I. German

Title: President

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Exhibit A

Form of Electric Agreement

[Form of agreement follows]

ELECTRIC SUPPLY AGREEMENT

ELECTRIC SUPPLY AGREEMENT, dated as of _________, 20__ (this “Agreement”), between Orange and Rockland Utilities, Inc., a New York corporation (“O&R”), and Pike County Light & Power Company, a Pennsylvania corporation (“PCL&P”) (O&R and PCL&P are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, O&R and Corning Natural Gas Holding Corporation (“Corning”) have entered into a Stock Purchase Agreement, dated as of October 13, 2015 (the “SPA”), pursuant to which O&R agreed to sell to Corning and Corning agreed to purchase from O&R all of the issued and outstanding shares of PCL&P, all as more particularly set forth in the SPA (capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the SPA; provided, however, that when reference is made in this Agreement to any Section or Exhibit, such reference is to a Section or Exhibit of this Agreement unless otherwise indicated); and

WHEREAS, from and after the Closing, O&R is willing to provide, or cause to be provided, the transitional electric supply requirements of PCL&P on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, O&R and PCL&P hereby agree as follows:

1.	Provision of Transition Services; Term; Payment

(a) O&R agrees to provide, or to cause its Affiliates and/or third-party contractors, subcontractors or other service providers or suppliers (collectively, the “Contractors”) to provide, to PCL&P the electric supply for PCL&P to serve its electric customers (the “Electric Supply Service”) for a period (the “Term”) commencing on the Closing and ending on the date that is thirty-six (36) months after the Closing, subject to extending the Term in accordance with Section 1(b) and to earlier termination in accordance with Section 5.

(b) Within thirty (30) days after the first annual anniversary date of this Agreement, PCL&P may elect, by written notice to O&R, to extend the Term for an additional twelve (12) months. If PCL&P elects this first optional extension, PCL&P may then elect, within thirty (30) days after the second annual anniversary date of this Agreement, to extend the extended Term for an additional twelve (12) months. If PCL&P elects this second optional extension, PCL&P may then elect, within thirty (30) days after the third annual anniversary date of this Agreement, to extend the extended Term for an additional twelve (12) months.

(c) O&R shall provide, or shall cause its Affiliates and/or the Contractors to provide, the Electric Supply Service pursuant to this Agreement in a manner consistent with, and with a level of care no less than, the manner and level of care with which such Electric Supply Service was previously provided by O&R, its Affiliates and the Contractors to PCL&P during the twelve (12) month period immediately prior to the Closing.

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(d) The Parties acknowledge the transitional nature of O&R providing the Electric Supply Service and agree to cooperate in good faith to effectuate a smooth transition to PCL&P of the Electric Supply Service furnished hereunder; provided, however, that O&R, its Affiliates and the Contractors shall have no obligation to incur any expense, including, without limitation, in connection with constructing, installing, replacing, modifying, operating, or maintaining any facilities or infrastructure, in connection with such transition (it being understood that this proviso does not affect O&R’s obligations, during the Term, to operate and maintain O&R facilities or O&R infrastructure in a manner sufficient to provide the Electric Supply Service pursuant to the teams and conditions hereof).

(e) PCL&P shall pay O&R an amount for the Electric Supply Services that is calculated in accordance with the methodology set forth in the Exhibit A attached hereto. Each written invoice (each, an “Invoice”) that O&R prepares with respect to the Electric Supply Service provided during the Term shall specify the amount and price of the Electric Supply Service and the period during which it was provided (it being understood and agreed that the “Supply Cost” portion, as described in Exhibit A attached hereto, of each Invoice shall be subject to subsequent invoices for additional amounts (or credits) reflecting subsequent NYISO true-ups relating to the period at issue). PCL&P shall pay each Invoice, by the method specified in the Invoice, no later than ten (10) days after PCL&P’s receipt of the Invoice. All Invoices sent by O&R hereunder shall be sent to the following address:

Pike County Light & Power Company

do Corning Natural Gas Holding Corporation

330 West William Street

Coming, New York 14830

Attention: Michael I. German

Fax: (607) 962-2844

2.	Limitation of Liability; Release; Waiver; Indemnification; Insurance

(a) To the fullest extent permitted by law, PCL&P hereby releases and discharges O&R, its Affiliates, the Contractors, and O&R’s, its Affiliates’ and the Contractors’ respective directors, trustees, officers, employees, agents, successors, and assigns, (collectively, the “O&R Protected Parties”) from, waives against the O&R Protected Parties, and agrees to defend, indemnify and hold the O&R Protected Parties harmless from and against, any and all suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses (including court costs and reasonable attorney’s fees) arising from or relating to providing the Electric Supply Service or any failure to provide or delay in providing the Electric Supply Service, except to the extent that such suits, actions, causes of action, claims, liabilities, losses, damages, costs and expenses arise from the willful misconduct of the O&R Protected Parties.

(b) Without limiting the provisions of Section 2(a), to the fullest extent permitted by law, PCL&P hereby releases and discharges the O&R Protected Parties from, waives against the O&R Protected Parties, and agrees to defend, indemnify and hold the O&R Protected Parties harmless from and against, any and all suits, actions, causes of action, claims, and liabilities for (and court costs and reasonable attorney’s fees in connection with) any and all special, indirect, incidental, consequential and punitive damages, including but not limited to damage, loss, liability, costs, and expenses resulting from loss of use, loss of business or business opportunities, loss of profits or revenue, costs of capital, loss of goodwill, cost of purchased or replacement power, and like items of special, indirect, incidental, or consequential loss and damage, arising from or relating to providing the Electric Supply Service or any failure to provide or delay in providing the Electric Supply Service.

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(c) Subject to the other limitation of liability provisions in this Agreement, in no event shall the cumulative liability of the O&R Protected Parties relating to or arising from providing any Electric Supply Service exceed the payment received by O&R hereunder with respect to such Electric Supply Service.

(d) PCL&P shall procure and maintain (or cause its parent corporation, Corning Natural Gas Holding Corporation, to procure and maintain for the benefit of PCL&P) the following insurance during the Term and until any and all Electric Supply Service has been fully and completely performed: Comprehensive (also called Commercial) General Liability Insurance, including Contractual Liability coverage, with limits of at least $5,000,000 per occurrence for bodily injury or death and $1,000,000 per occurrence for property damage or a combined single limit of at least $5,000,000 (such insurance shall contain an “occurrence” and not a “claims made” determinant of coverage, shall name the O&R Protected Parties as additional insureds and contain a waiver of subrogation claims against the O&R Protected Parties, and shall not contain an exclusion for claims by PCL&P’s or its contractor’s or subcontractor’s employees against the O&R Protected Parties or any of them based on injury to or the death of such employees). Such insurance requirements may be satisfied through the combination of a primary or underlying policy and an excess policy and it is understood and agreed that, so long as PCL&P complies at all times with the minimum per occurrence amounts and other insurance requirements specified above in this Agreement, in Section 2(d) of the Gas Supply and Gas Transportation Agreement of even date herewith between O&R and PCL&P (the “Gas Agreement”), and in Section 2(d) of the of the Transition Services Agreement of even date herewith between O&R and PCL&P (the “Transition Services Agreement”), PCL&P need not procure and maintain (or cause its parent Company, Corning Natural Gas Holding Corporation, to procure and maintain for the benefit of PCL&P) (i) separate insurance policies for each of this Agreement, the Gas Agreement, and the Transition Services Agreement or (ii) insurance policies with per occurrence limits that equal or exceed the sum of (A) the minimum per occurrence amounts specified above in this Agreement, plus (B) the minimum per occurrence amounts specified in Section 2(d) of the Gas Agreement and/or (C) the minimum per occurrence amounts specified in Section 2(d) of the Transition Services Agreement.

3.	Confidentiality

Each Party hereby acknowledges that the terms of this Agreement (the “Information”) are confidential. Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, directors and trustees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) the Information, (ii) in the event that a Party or any of its agents, representatives, Affiliates, employees, officers, directors or trustees becomes legally required to disclose any of the Information, provide such other Party (the “Non-Compelled Party”) with prompt written notice of such requirement so that the Non-Compelled Party may seek a protective order or other remedy or waive compliance with this Section 3, and (iii) in the event that such protective order or other remedy is not sought or obtained, or the Non-Compelled Party waives compliance with this Section 3, furnish only those portions of the Information which are legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Information. This Section 3 shall not apply to Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement.

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4.	Security for PCL&P’s Performance

(a) Simultaneously with the execution of this Agreement, PCL&P, as security for PCL&P’s performance of its obligations hereunder (including, but not limited to PCL&P’s obligations pursuant to Section 1(e) and Section 2), shall furnish cash security (the “Cash Security”) or cause a letter of credit (such letter of credit, as amended or replaced from time to time by a “Substitute PCL&P LC” (as defined below), the “PCL&P L/C”) to be furnished to O&R in the amount of $1,251,390 (the “Initial Amount”); provided, however, that following PCL&P’s receipt of the first Invoice and thereafter following PCL&P’s receipt of each subsequent Invoice pursuant to Section 1(e), the Initial Amount shall be subject to increase or decrease in accordance with this Section 4(a) and Section 4(b). During the period from the execution of this Agreement to immediately before the first such increase or decrease, PCL&P shall cause the amount of the Cash Security or the PCL&P L/C, as applicable, that remains available for drawing upon by O&R to be in an amount equal to the Initial Amount and during the period from the first such increase or decrease to the “Permitted Expiry” (as defined below), PCL&P, subject to exercising its right pursuant to the first proviso in Section 4(e), shall cause the amount of the Cash Security or the PCL&P L/C, as applicable, that remains available for drawing upon by O&R to be in an amount that is not less than twice the amount of the most recent Invoice sent by O&R to PCL&P pursuant to Section 1(e) (the Initial Amount, subject to such increase or decrease, the “Required Amount”). To the extent that PCL&P fails to timely perform its obligations hereunder, O&R, in addition to and not in lieu of any other rights and remedies available to it, including termination of this Agreement pursuant to Section 5, may draw upon the Cash Security or PCL&P L/C, as applicable, to satisfy, in whole or in part, such obligations.

(b) Increases (i.e., because the Required Amount has increased or the Cash Security previously has been drawn upon by O&R) in the amount of the Cash Security remaining for drawing upon by O&R that are necessary to satisfy the then applicable Required Amount shall be made by PCL&P furnishing the applicable amount of cash to O&R within five (5) Business Days after (i) PCL&P’s receipt of the Invoice pursuant to Section 1(e) that results in an increase in the Required Amount (in cases where the Required Amount increases due to such Invoice), or (ii) PCL&P’s receipt of written notice from O&R that O&R has drawn on the Cash Security and the amount of the Cash Security remaining for drawing upon by O&R is less than the then applicable Required Amount (in cases where O&R previously has drawn upon the Cash Security). Decreases (i.e., because the Required Amount has decreased) in the amount of the Cash Security remaining for drawing upon by O&R to a level equal to the then applicable Required Amount shall be made by O&R returning the applicable amount of cash to PCL&P within five (5) Business Days after O&R’s receipt of PCL&P’s written request to return the amount of Cash Security that is in excess of the then applicable Required Amount. Cash furnished to O&R or PCL&P shall be by wire transfer to an account specified by the party that is to receive the cash. Increases (i.e., because the Required Amount has increased or the PCL&P L/C previously has been drawn upon by O&R) in the amount of the PCL&P L/C remaining for drawing upon by O&R that are necessary to satisfy the then applicable Required Amount shall be made by PCL&P furnishing to O&R a Substitute PCL&P L/C within five (5) Business Days after (i) PCL&P’s receipt of the Invoice pursuant to Section 1(e) that results in an increase in the Required Amount (in cases where the Required Amount increases due to such Invoice), or (ii) PCL&P’s receipt of written notice from O&R that O&R has drawn upon the PCL&P L/C and the amount of the PCL&P L/C remaining for drawing upon is less than the then applicable Required Amount (in cases where O&R previously has drawn upon the PCL&P L/C). Decreases (i.e., because the Required Amount has decreased) in the amount of the PCL&P L/C remaining for drawing upon by O&R to a level equal to the then applicable Required Level shall be made by PCL&P furnishing to O&R a Substitute PCL&P L/C that accomplishes such decrease and O&R countersigning such Substitute PCL&P L/C.

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(c) If at any time prior to the Permitted Expiry, (i) the PCL&P L/C has an expiration date that is earlier than the Permitted Expiry, PCL&P shall cause to be provided to O&R, at least twenty (20) Business Days prior to the expiration date of the PCL&P L/C, a Substitute PCL&P L/C containing an expiration date that is at least ninety (90) days later than the expiration date of the PCL&P L/C that it is amending or replacing, or (ii) the credit rating of the bank issuing the PCL&P L/C falls below the level specified in the “L/C Requirements” (as defined below) or such bank repudiates its obligations under, or fails to honor or pay against, the PCL&P L/C, PCL&P, within five (5) Business Days after receipt of written notice from O&R requesting a Substitute L/C, shall cause to be furnished to O&R a Substitute PCL&P L/C, issued by different bank, that replaces such PCL&P L/C. Promptly following O&R’s receipt of a Substitute PCL&P L/C that replaces (as distinguished from one that amends) a PCL&P L/C, O&R shall return to PCL&P the PCL&P L/C that has been replaced.

(d) Should PCL&P fail to cause a Substitute PCL&P L/C to be furnished to O&R within the time specified in, and as otherwise required by, this Agreement, including under circumstances where (a) the credit rating of the bank issuing the PCL&P L/C that is to be replaced by the Substitute PCL&P L/C falls below the level specified in the L/C Requirements, (b) the bank issuing the PCL&P L/C that is to be replaced by the Substitute PCL&P L/C repudiates its obligations under, or fails to honor or pay against, the PCL&P L/C, (c) the expiration date of the PCL&P L/C to be extended by the Substitute PCL&P L/C is required to be extended, or (d) the amount of the PCL&P L/C remaining available to O&R for drawing upon is required to be increased by the Substitute PCL&P L/C, then O&R, in addition to and not in lieu of any other rights and remedies available to it, including termination of this Agreement, shall be entitled to draw upon the entire remaining amount of the PCL&P L/C. The parties agree that, for purposes of O&R making such a drawing, O&R may make any certification or statement required to be submitted in order to effectuate such drawing, including that the amount of the drawing is owed to O&R pursuant to this Agreement. Should O&R exercise its rights under this Section 4(d) to draw down the entire remaining amount of the PCL&P L/C, the cash obtained as a result of such drawing shall be deemed to be the Cash Security (the amount of which is subject to increase or decrease in accordance with this Agreement), with O&R having the right to draw upon such Cash Security as otherwise permitted by this Agreement with respect to the Cash Security.

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(e) At all times during the period from the execution of this Agreement to the Permitted Expiry, any PCL&P L/C (which includes any Substitute PCL&P L/C) that PCL&P utilizes to satisfy the then applicable Required Amount must satisfy the L/C Requirements. To the fullest extent permitted by law, (i) O&R shall not be required to keep any Cash Security in a separate account, but rather, shall be entitled to use, possess, invest, commingle, assign, sell, or pledge such cash security deposit in any way it sees fit free from any claim or right of any nature whatsoever, including any right of redemption, and (ii) any interest, return on investment, or other result of O&R’s use, investment, commingling, assignment, sale or pledge of such Cash Security shall be the sole property of O&R and shall not be furnished to PCL&P at any time; provided, however, that, assuming the Cash Security is then in the Required Amount and PCL&P is not then in breach of this Agreement, PCL&P shall be entitled to apply the Cash Security to payment in whole or in part of the final Invoice received by PCL&P pursuant to Section 1(e) of this Agreement and, provided, further, that promptly following the occurrence of the Permitted Expiry O&R shall return to PCL&P any balance of the Cash Security then remaining.

(f) As used in this Agreement: “L/C Requirements” means an irrevocable, transferable, standby letter of credit issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank, which, in either case, has counters for presentment and payment located in the City of New York and a credit rating (i.e., the rating then assigned to such entity’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issuer rating) of at least (i) “A-” by Standard and Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor (“S&P”) and “A3” by Moody’s Investor Services, Inc. or its successor (“Moody’s”), if such entity is rated by both S&P and Moody’s or (ii) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s, but not both, and which letter of credit is in a form reasonably acceptable to O&R, including, but not limited to, drawings being permitted solely upon a statement from O&R that the amount of the drawing is owed to O&R pursuant to this Agreement; “Permitted Expiry” means the date that is six (6) months after the end of the Term referenced in Section 1(a) as such Term may be extended in accordance with Section 1(b) or earlier terminated in accordance with Section 5, provided, however, that if, as of such date, there are then outstanding, or in O&R’s good faith judgment reasonable grounds then exist for any future, suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses that are, or reasonably would be, the subject of PCL&P’s defense, indemnification and hold harmless obligations pursuant to Section 2 then Permitted Expiry shall mean the later date on which such suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses are fully and finally resolved and PCL&P’s obligations pursuant to Section 2 with respect thereto are fully and finally performed; and “Substitute PCL&P L/C” means an amendment to, or a replacement of, the PCL&P L/C or a prior Substitute PCL&P L/, as applicable.

5.	Termination

Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement upon at least thirty (30) days written notice to the other Party of a material breach of this Agreement by such other Party that is not cured within thirty (30) days after receipt of such notice; provided, however, that O&R may terminate this Agreement upon at least five (5) days following written notice by O&R to PCL&P of its failure to make payment pursuant to Section 1(e) and PCL&P not curing such breach within five (5) days following receipt of such notice and O&R may terminate this Agreement immediately upon written notice to PCL&P of its failure to timely perform its obligations pursuant to Section 4.

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6.	Effective Time

This Agreement shall be effective upon the commencement of the Term.

7.	Right to Audit

For a period of twelve (12) months after PCL&P receives an Invoice from O&R for providing the Electric Supply Service, PCL&P or a nationally recognized accounting firm retained by PCL&P that is reasonably acceptable to O&R shall be provided, following O&R’s receipt of reasonable advance written notice from PCL&P, reasonable access to and the right to audit (at PCL&P’s cost and expense) during normal business hours, O&R’s books and records principally relating to the provision of Electric Supply Service for which such Invoice was submitted; provided, however, that any such access and audit shall be subject to Section 3.

8.	Notices

All notices, requests, demands, claims and other communications (including Invoices) hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8):

if to O&R:

Orange and Rockland Utilities, Inc.

390 West Route 59

Spring Valley, NY 10977

Attention: Francis Peverly

Fax: (845) 577-3074

if to PCL&P:

Pike County Light & Power Company

c/o Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

Attention: Michael I. German

Fax: (607) 962-2844

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9.	Independent Contractor

In providing the Electric Supply Service, O&R shall be an independent contractor, and not an agent, of PCL&P or its Affiliates and the employees or O&R, its Affiliates or the Contractors who assist or have a role in O&R providing the Electric Supply Service shall not be considered employees or contractors of PCL&P or its Affiliates.

10.	Assignment

Neither this Agreement nor the rights or obligations of either Party hereunder may be assigned or delegated in whole or in part by either Party without the prior written consent of the other Party; provided, however, that O&R may assign its rights or delegate its obligations under this Agreement in whole or in part to any Affiliate of O&R that, in O&R’s judgment, has the resources, capabilities and personnel necessary to fulfill O&R’s obligations under this Agreement without the consent of PCL&P.

11.	No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns and, except for the protections and benefits extended to O&R Protected Parties pursuant to Section 2, nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or Contractor or former employee or Contractor of O&R or its Affiliates, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof.

13.	Amendment

This Agreement, including the Exhibits, may not be amended or modified except by a written instrument signed by or on behalf of each of O&R and PCL&P.

14.	Administration

Each of O&R and PCL&P shall appoint one representative as its primary point of operational contact for the administration and operation of this Agreement (the “Contact Managers”). The Contact Managers will have overall responsibility for coordinating, on behalf of O&R or PCL&P, as applicable, actions taken with respect to providing the Electric Supply Service, including handling any disputes that may arise in connection therewith.

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15.	Waiver

Either Party may waive compliance with any of the obligations of the other Party hereunder; provided, however, that (i) any such waiver shall be valid only if set forth in an instrument in writing and signed by the Party granting the waiver, (ii) any waiver of any provision of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same provision, or a waiver of any other provision of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

16.	Severability

If any provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17.	Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

18.	Specific Performance

The Parties hereto acknowledge and agree that remedies at law would be an inadequate remedy for the breach of any provision contained herein and that in addition thereto, the Parties hereto shall be entitled to specific performance of the provisions hereof or other equitable remedies in the event of any such breach.

19.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any conflict or choice of law provision or principle that would result in the application of another state’s laws.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ORANGE AND ROCKLAND UTILITIES, INC

By:

Name:

Title:

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PIKE COUNTY LIGHT & POWER COMPANY

By:

Name:

Title:

EXHIBIT A

TO

ELECTRIC SUPPLY AGREEMENT

The price that O&R shall charge PCL&P for the Electric Supply Service provided pursuant to this Agreement shall be calculated on a monthly basis and be comprised of the sum of the following three components:

(i)	Supply Cost – PCL&P’s load-based allocated portion [i.e., PCL&P’s load ÷ sum of O&R’s (including Rockland Electric Company’s) NYISO Zone G load and PCL&P’s NYISO Zone G load)] of O&R’s monthly NYISO charges for energy, capacity and any and all other NYISO charges for the applicable month, which shall be subject to subsequent NYISO true-ups. The supply provided to PCL&P’s electric customers is measured by meters at or in the vicinity of the New York/Pennsylvania border, including through metering at or in the vicinity of O&R’s Port Jervis substation. The supply to O&R’s and Rockland Electric Company’s customers is measured by interchange metering at all supply points that are recorded and reconciled monthly with the NYISO/PJM. (Transmission losses are allocated to each jurisdiction based on a ratio of the total system transmission losses to the energy metered for each jurisdiction); and
(ii)	Carrying Cost – To reflect O&R’s cost of maintaining and operating the physical infrastructure of O&R required to deliver electric supply to PCL&P, the monthly carrying cost component that shall be charged to PCL&P is as follows:

$48,973 per month for each month of the first twelve months of the Term

$51,422 per month for each month of the second twelve months of the Term

$53,993 per month for each month of the third twelve months of the Term

$56,692 per month for each month of the fourth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$59,527 per month for each month of the fifth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$62,503 per month for each month of the sixth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement; and

(iii)	Service Fee –The monthly service fee component that shall be charged to PCL&P is as follows:

$2,250 per month for each month of the first twelve months of the Term

$2,363 per month for each month of the second twelve months of the Term

$2,481 per month for each month of the third twelve months of the Term

$2,606 per month for each month of the fourth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$2,737 per month for each month of the fifth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$2,874 per month for each month of the sixth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement.

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Exhibit B

Form of Gas Agreement

[Form of agreement follows]

GAS SUPPLY AND GAS TRANSPORTATION AGREEMENT

GAS SUPPLY AND GAS TRANSPORTATION AGREEMENT, dated as of __________, 20__ (this “Agreement”), between Orange and Rockland Utilities, Inc., a New York corporation (“O&R”), and Pike County Light & Power Company, a Pennsylvania corporation (“PCL&P”) (O&R and PCL&P are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, O&R and Coming Natural Gas Holding Corporation (“Corning”) have entered into a Stock Purchase Agreement, dated as of October 13, 2015 (the “SPA”), pursuant to which O&R agreed to sell to Coming and Corning agreed to purchase from O&R all of the issued and outstanding shares of PCL&P, all as more particularly set forth in the SPA (capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the SPA; provided, however, that when reference is made in this Agreement to any Section or Exhibit, such reference is to a Section or Exhibit of this Agreement unless otherwise indicated); and

WHEREAS, from and after the Closing, O&R is willing to provide, or cause to be provided, the transitional gas supply and gas transportation requirements of PCL&P on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, O&R and PCL&P hereby agree as follows:

1.	Provision of Transitional Requirements; Term; Payment

(a) O&R agrees to provide, or to cause its Affiliates and/or third-party contractors, subcontractors or other service providers or suppliers (collectively, the “Contractors”) to provide, to PCL&P the supply of gas and gas transportation for PCL&P to serve its gas customers (the “Gas Supply and Transportation Service”) for a period (the “Term”) commencing on the Closing and ending on the date that is thirty-six (36) months after the Closing, subject to extending the Term in accordance with Section 1(b) and to earlier termination in accordance with Section 5.

(b) Within thirty (30) days after the first annual anniversary date of this Agreement, PCL&P may elect, by written notice to O&R, to extend the Term for an additional twelve (12) months. If PCL&P elects this first optional extension, PCL&P may then elect, within thirty (30) days after the second annual anniversary date of this Agreement, to extend the extended Term for an additional twelve (12) months. If PCL&P elects this second optional extension, PCL&P may then elect, within thirty (30) days after the third annual anniversary date of this Agreement, to extend the extended Term for an additional twelve (12) months.

(c) O&R shall provide, or shall cause its Affiliates and/or the Contractors to provide, the Gas Supply and Transportation Service pursuant to this Agreement in a manner consistent with, and with a level of care no less than, the manner and level of care with which such Gas Supply and Transportation Service was previously provided by O&R, its Affiliates and/or the Contractors to PCL&P during the twelve (12) month period immediately prior to the Closing.

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(d) The Parties acknowledge the transitional nature of O&R providing the Gas Supply and Transportation Service hereunder and agree to cooperate in good faith to effectuate a smooth transition to PCL&P of the Gas Supply and Transportation Service furnished hereunder; provided, however, that O&R, its Affiliates and the Contractors shall have no obligation to incur any expense, including, without limitation, in connection with constructing, installing, replacing, modifying operating, or maintaining any facilities or infrastructure, in connection with such transition (it being understood that this proviso does not affect O&R’s obligations, during the Term, to operate and maintain O&R facilities or O&R infrastructure in a manner sufficient to provide the Gas Supply and Transportation Service pursuant to the terms and conditions hereof).

(e) PCL&P shall pay O&R an amount for the Gas Supply and Transportation Service that is calculated in accordance with the methodology set forth in the Exhibit A attached hereto. Each written invoice (each, an “Invoice”) that O&R prepares with respect to the Gas Supply and Transportation Service provided during the Term shall specify the amount and price of the Gas Supply and Transportation Service and the period during which it was provided (it being understood and agreed that the “Supply Cost” portion, as described in Exhibit A attached hereto, of each Invoice shall be subject to subsequent invoices for additional amounts (or credits) reflecting subsequent true-ups from interstate pipeline providers and gas commodity providers relating to the period at issue). PCL&P shall pay each Invoice, by the method specified in the Invoice, no later than ten (10) days after PCL&P’s receipt of the Invoice. All Invoices sent by O&R hereunder shall be sent to the following address:

Pike County Light & Power Company

c/o Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

Attention: Michael I. German

Fax: (607) 962-2844

2.	Limitation of Liability; Release; Waiver; Indemnification; Insurance

(a) To the fullest extent permitted by law, PCL&P hereby releases and discharges O&R, its Affiliates, the Contractors, and O&R’s, its Affiliates’ and the Contractors’ respective directors, trustees, officers, employees, agents, successors, and assigns (collectively, the “O&R Protected Parties”) from, waives against the O&R Protected Parties, and agrees to defend, indemnify and hold the O&R Protected Parties harmless from and against, any and all suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses (including court costs and reasonable attorney’s fees) arising from or relating to providing the Gas Supply and Transportation Service or any failure to provide or delay in providing the Gas Supply and Transportation Service, except to the extent that such suits, actions, causes of action, claims, liabilities, losses, damages, costs and expenses arise from the willful misconduct of the O&R Protected Parties.

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(b) Without limiting the provisions of Section 2(a) immediately above, to the fullest extent permitted by law, PCL&P hereby releases and discharges the O&R Protected Parties from, waives against the O&R Protected Parties, and agrees to defend, indemnify and hold the O&R Protected Parties harmless from and against, any and all suits, actions, causes of action, claims, and liabilities for (and court costs and reasonable attorney’s fees in connection with) any and all special, indirect, incidental, consequential, and punitive damages, including but not limited to damage, loss, liability, costs, and expenses resulting from loss of use, loss of business or business opportunities, loss of profits or revenue, costs of capital, loss of goodwill, cost of purchased or replacement gas supply and transportation, and any like items of special, indirect, incidental, or consequential loss and damage, arising from or relating to providing the Gas Supply and Transportation Service or any failure to provide or delay in providing the Gas Supply and Transportation Service.

(c) Subject to the other limitation of liability provisions in this Agreement, in no event shall the cumulative liability of the O&R Protected Parties relating to or arising from providing any Gas Supply and Transportation Service exceed the payment received by O&R hereunder with respect to providing such Gas Supply and Transportation Service.

(d) PCL&P shall procure and maintain (or cause its parent Company, Coming Natural Gas Holding Corporation, to procure and maintain for the benefit of PCL&P) the following insurance during the Term and until any and all Gas Supply and Transportation Service has been fully and completely performed: Comprehensive (also called Commercial) General Liability Insurance, including Contractual Liability coverage, with limits of at least $5,000,000 per occurrence for bodily injury or death and $1,000,000 per occurrence for property damage or a combined single limit of at least $5,000,000 (such insurance shall contain an “occurrence” and not a “claims made” determinant of coverage, shall name the O&R Protected Parties as additional insureds and contain a waiver of subrogation claims against the O&R Protected Parties, and shall not contain an exclusion for claims by PCL&P’s or its contractor’s or subcontractor’s employees against the O&R Protected Parties or any of them based on injury to or the death of such employees). Such insurance may be satisfied through the combination of a primary or underlying policy and an excess policy and it is understood and agreed that, so long as PCL&P complies at all times with the minimum per occurrence amounts and other insurance requirements specified above in this Agreement, in Section 2(d) of the Electric Supply Agreement of even date herewith between O&R and PCL&P (the “Electric Agreement”), and in Section 2(d) of the of the Transition Services Agreement of even date herewith between O&R and PCL&P (the “Transition Services Agreement”), PCL&P need not procure and maintain (or cause its parent Company, Corning Natural Gas Holding Corporation, to procure and maintain for the benefit of PCL&P) (i) separate insurance policies for each of this Agreement, the Electric Agreement, and the Transition Services Agreement or (ii) insurance policies with per occurrence limits that equal or exceed the sum of (A) the minimum per occurrence amounts specified above in this Agreement, plus (B) the minimum per occurrence amounts specified in Section 2(d) of the Electric Agreement and/or (C) the minimum per occurrence amounts specified in Section 2(d) of the Transition Services Agreement.

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3.	Confidentiality

Each Party hereby acknowledges that the teams of this Agreement (the “Information”) are confidential. Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, directors and trustees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) the Information, (ii) in the event that a Party or any of its agents, representatives, Affiliates, employees, officers, directors or trustees becomes legally required to disclose any of the Information, provide such other Party (the “Non-Compelled Party”) with prompt written notice of such requirement so that the Non-Compelled Party may seek a protective order or other remedy or waive compliance with this Section 3, and (iii) in the event that such protective order or other remedy is not sought or obtained, or the Non-Compelled Party waives compliance with this Section 3, furnish only those portions of the Information which are legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Information. This Section 3 shall not apply to Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement.

4.	Security for PCL&P’s Performance

(a) Simultaneously with the execution of this Agreement, PCL&P, as security for PCL&P’s performance of its obligations hereunder (including, but not limited to PCL&P’s obligations pursuant to Section 1(e) and Section 2), shall furnish cash security (the “Cash Security”) or cause a letter of credit (such letter of credit, as amended or replaced from time to time by a “Substitute PCL&P LC” (as defined below), the “PCL&P L/C”) to be furnished to O&R in the amount of $373,330 (the “Initial Amount”); provided, however, that following PCL&P’s receipt of the first Invoice and thereafter following PCL&P’s receipt of each subsequent Invoice pursuant to Section 1(e), the Initial Amount shall be subject to increase or decrease in accordance with this Section 4(a) and Section 4(b). During the period from the execution of this Agreement to immediately before the first such increase or decrease, PCL&P shall cause the amount of the Cash Security or the PCL&P L/C, as applicable, that remains available for drawing upon by O&R to be in an amount equal to the Initial Amount and during the period from the first such increase or decrease to the “Permitted Expiry” (as defined below), PCL&P, subject to exercising its right pursuant to the first proviso in Section 4(e), shall cause the amount of the Cash Security or the PCL&P L/C, as applicable, that remains available for drawing upon by O&R to be in an amount that is not less than twice the amount of the most recent Invoice sent by O&R to PCL&P pursuant to Section 1(e) (the Initial Amount, subject to such increase or decrease, the “Required Amount”). To the extent that PCL&P fails to timely perform its obligations hereunder, O&R, in addition to and not in lieu of any other rights and remedies available to it, including termination of this Agreement pursuant to Section 5, may draw upon the Cash Security or PCL&P L/C, as applicable, to satisfy, in whole or in part, such obligations.

(b) Increases (i.e., because the Required Amount has increased or the Cash Security previously has been drawn upon by O&R) in the amount of the Cash Security remaining for drawing upon by O&R that are necessary to satisfy the then applicable Required Amount shall be made by PCL&P furnishing the applicable amount of cash to O&R within five (5) Business Days after (i) PCL&P’s receipt of the Invoice pursuant to Section 1(e) that results in an increase in the Required Amount (in cases where the Required Amount increases due to such Invoice), or (ii) PCL&P’s receipt of written notice from O&R that O&R has drawn on the Cash Security and the amount of the Cash Security remaining for drawing upon by O&R is less than the then applicable Required Amount (in cases where O&R previously has drawn upon the Cash Security). Decreases (i.e., because the Required Amount has decreased) in the amount of the Cash Security remaining for drawing upon by O&R to a level equal to the then applicable Required Amount shall be made by O&R returning the applicable amount of cash to PCL&P within five (5) Business Days after O&R’ s receipt of PCL&P’s written request to return the amount of Cash Security that is in excess of the then applicable Required Amount. Cash furnished to O&R or PCL&P shall be by wire transfer to an account specified by the party that is to receive the cash. Increases (i.e., because the Required Amount has increased or the PCL&P L/C previously has been drawn upon by O&R) in the amount of the PCL&P L/C remaining for drawing upon by O&R that are necessary to satisfy the then applicable Required Amount shall be made by PCL&P furnishing to O&R a Substitute PCL&P L/C within five (5) Business Days after (i) PCL&P’s receipt of the Invoice pursuant to Section 1(e) that results in an increase in the Required Amount (in cases where the Required Amount increases due to such Invoice), or (ii) PCL&P’s receipt of written notice from O&R that O&R has drawn upon the PCL&P L/C and the amount of the PCL&P L/C remaining for drawing upon is less than the then applicable Required Amount (in cases where O&R previously has drawn upon the PCL&P L/C). Decreases (i.e., because the Required Amount has decreased) in the amount of the PCL&P L/C remaining for drawing upon by O&R to a level equal to the then applicable Required Level shall be made by PCL&P furnishing to O&R a Substitute PCL&P L/C that accomplishes such decrease and O&R countersigning such Substitute PCL&P L/C.

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(c) If at any time prior to the Permitted Expiry, (i) the PCL&P L/C has an expiration date that is earlier than the Permitted Expiry, PCL&P shall cause to be provided to O&R, at least twenty (20) Business Days prior to the expiration date of the PCL&P L/C, a Substitute PCL&P L/C containing an expiration date that is at least ninety (90) days later than the expiration date of the PCL&P L/C that it is amending or replacing, or (ii) the credit rating of the bank issuing the PCL&P L/C falls below the level specified in the “L/C Requirements” (as defined below) or such bank repudiates its obligations under, or fails to honor or pay against, the PCL&P L/C, PCL&P, within five (5) Business Days after receipt of written notice from O&R requesting a Substitute L/C, shall cause to be furnished to O&R a Substitute PCL&P L/C, issued by different bank, that replaces such PCL&P L/C. Promptly following O&R’s receipt of a Substitute PCL&P L/C that replaces (as distinguished from one that amends) a PCL&P L/C, O&R shall return to PCL&P the PCL&P L/C that has been replaced.

(d) Should PCL&P fail to cause a Substitute PCL&P L/C to be furnished to O&R within the time specified in, and as otherwise required by, this Agreement, including under circumstances where (a) the credit rating of the bank issuing the PCL&P L/C that is to be replaced by the Substitute PCL&P L/C falls below the level specified in the L/C Requirements, (b) the bank issuing the PCL&P L/C that is to be replaced by the Substitute PCL&P L/C repudiates its obligations under, or fails to honor or pay against, the PCL&P L/C, (c) the expiration date of the PCL&P L/C to be extended by the Substitute PCL&P L/C is required to be extended, or (d) the amount of the PCL&P L/C remaining available to O&R for drawing upon is required to be increased by the Substitute PCL&P L/C, then O&R, in addition to and not in lieu of any other rights and remedies available to it, including termination of this Agreement, shall be entitled to draw upon the entire remaining amount of the PCL&P L/C. The parties agree that, for purposes of O&R making such a drawing, O&R may make any certification or statement required to be submitted in order to effectuate such drawing, including that the amount of the drawing is owed to O&R pursuant to this Agreement. Should O&R exercise its rights under this Section 4(d) to draw down the entire remaining amount of the PCL&P L/C, the cash obtained as a result of such drawing shall be deemed to be the Cash Security (the amount of which is subject to increase or decrease in accordance with this Agreement), with O&R having the right to draw upon such Cash Security as otherwise permitted by this Agreement with respect to the Cash Security.

(e) At all times during the period from the execution of this Agreement to the Permitted Expiry, any PCL&P L/C (which includes any Substitute PCL&P L/C) that PCL&P utilizes to satisfy the then applicable Required Amount must satisfy the L/C Requirements. To the fullest extent permitted by applicable law, (i) O&R shall not be required to keep any Cash Security in a separate account, but rather, shall be entitled to use, possess, invest, commingle, assign, sell, or pledge such cash security deposit in any way it sees fit free from any claim or right of any nature whatsoever, including any right of redemption, and (ii) any interest, return on investment, or other result of O&R’s use, investment, commingling, assignment, sale or pledge of such Cash Security shall be the sole property of O&R and shall not be furnished to PCL&P at any time; provided, however, that, assuming the Cash Security is then in the Required Amount and PCL&P is not then in breach of this Agreement, PCL&P shall be entitled to apply the Cash Security to payment in whole or in part of the final Invoice received by PCL&P pursuant to Section 1(e) of this Agreement and, provided, further, that promptly following the occurrence of the Permitted Expiry O&R shall return to PCL&P any balance of the Cash Security then remaining.

(f) As used in this Agreement: “L/C Requirements” means an irrevocable, transferable, standby letter of credit issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank, which, in either case, has counters for presentment and payment located in the City of New York and a credit rating (i.e., the rating then assigned to such entity’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issuer rating) of at least (i) “A-” by Standard and Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor (“S&P”) and “A3” by Moody’s Investor Services, Inc. or its successor (“Moody’s”), if such entity is rated by both S&P and Moody’s or (ii) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s, but not both, and which letter of credit is in a form reasonably acceptable to O&R, including, but not limited to, drawings being permitted solely upon a statement from O&R that the amount of the drawing is owed to O&R pursuant to this Agreement; “Permitted Expiry” means the date that is six (6) months after the end of the Term referenced in Section 1(a) as such Term may be extended in accordance with Section 1(b) or earlier terminated in accordance with Section 5, provided, however, that if, as of such date, there are then outstanding, or in O&R’s good faith judgment reasonable grounds then exist for any future, suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses that are, or reasonably would be, the subject of PCL&P’s defense, indemnification and hold harmless obligations pursuant to Section 2 then Permitted Expiry shall mean the later date on which such suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses are fully and finally resolved and PCL&P’s obligations pursuant to Section 2 with respect thereto are fully and finally performed;and “Substitute PCL&P L/C” means an amendment to, or a replacement of, the PCL&P L/C or a prior Substitute PCL&P L/, as applicable.

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5.	Termination

Notwithstanding anything to the contrary in this Agreement, either Party may terminate this Agreement thirty (30) days following written notice to the other Party of a material breach of this Agreement by such other Party that is not cured within such thirty (30) day period; provided, however, that O&R may terminate this Agreement upon at least five (5) days following written notice by O&R to PCL&P of its failure to make payment pursuant to Section 1(e) and PCL&P not curing such breach within five (5) days following receipt of such notice and O&R may terminate this Agreement immediately upon written notice to PCL&P of its failure to timely perform its obligations pursuant to Section 4.

6.	Effective Time

This Agreement shall be effective upon the commencement of the Term.

7.	Right to Audit

For a period of twelve (12) months after PCL&P receives an Invoice from O&R for providing the Gas Supply and Transportation, PCL&P or a nationally recognized accounting firm retained by PCL&P that is reasonably acceptable to O&R shall be provided, following O&R’s receipt of reasonable advance written notice from PCL&P, reasonable access to and the right to audit (at PCL&P’s cost and expense) during normal business hours, O&R’s books and records principally relating to the provision of the Gas Supply and Transportation Service for which such Invoice was submitted; provided, however, that any such access and audit shall be subject to Section 3.

8.	Notices

All notices, requests, demands, claims and other communications (including Invoices) hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8):

if to O&R:

Orange and Rockland Utilities, Inc.

390 West Route 59

Spring Valley, NY 10977

Attention: Francis Peverly

Fax: (845) 577-3074

if to PCL&P:

Pike County Light & Power Company

c/o Coming Natural Gas Holding Corporation

330 West William Street

Coming, New York 14830

Attention: Michael I. German

Fax: (607) 962-2844

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9.	Independent Contractor

In providing the Gas Supply and Transportation Service, O&R shall be an independent contractor, and not an agent, of PCL&P or its Affiliates and the employees of O&R, its Affiliates or the Contractors who assist or have a role in O&R providing the Gas Supply and Transportation Service shall not be considered employees, agents or contractors of PCL&P or its Affiliates.

10.	Assignment

Neither this Agreement nor the rights or obligations of either Party hereunder may be assigned or delegated in whole or in part by either Party without the prior written consent of the other Party; provided, however, that O&R may assign its rights and delegate its obligations under this Agreement in whole or in part to any Affiliate of O&R that, in O&R’s judgment, has the resources, capabilities and personnel necessary to fulfill O&R’s obligations under this Agreement without the consent of PCL&P.

11.	No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns and, except for the protections and benefits extended to O&R Protected Parties pursuant to Section 2, nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or Contractor or former employee or Contractor of O&R or its Affiliates, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof.

13.	Amendment

This Agreement, including the Exhibits, may not be amended or modified except by a written instrument signed by or on behalf of each of O&R and PCL&P.

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14.	Administration

Each of O&R and PCL&P shall appoint one representative as its primary point of operational contact for the administration and operation of this Agreement (the “Contact Managers”). The Contact Managers will have overall responsibility for coordinating, on behalf of O&R or PCL&P, as applicable, actions taken with respect to providing the Gas Supply and Transportation Service, including handling any disputes that may arise in connection therewith.

15.	Waiver

Either Party to this Agreement may waive compliance with any of the obligations of the other Party hereunder; provided, however, that (i) any such waiver shall be valid only if set forth in an instrument in writing and signed by the Party granting the waiver, (ii) any waiver of any provision of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same provision, or a waiver of any other provision of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

16.	Severability

If any provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17.	Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

18.	Specific Performance

The Parties hereto acknowledge and agree that remedies at law would be an inadequate remedy for the breach of any provision contained herein and that in addition thereto, the Parties hereto shall be entitled to specific performance of the provisions hereof or other equitable remedies in the event of any such breach.

19.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any conflict or choice of law provision or principle that would result in the application of another state’s laws.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ORANGE AND ROCKLAND UTILITIES, INC

By:

Name:

Title:

PIKE COUNTY LIGHT & POWER COMPANY

By:

Name:

Title:

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EXHIBIT A

TO

GAS SUPPLY AND GAS TRANSPORTATION AGREEMENT

The price that O&R shall charge PCL&P for the Gas Supply and Transportation provided pursuant to this Agreement shall be calculated on a monthly basis and be comprised of the sum of the following three components:

(i)	Supply Cost – PCL&P’s allocated portion [i.e., usage of PCL&P’s gas customers ± sum of usage of O&R’s gas customers and PCL&P’s gas customers] of the cost of (a) interstate pipeline demand charges to O&R and/or its Affiliates based on weighted average cost of O&R’s/its Affiliate’s portfolio of interstate pipeline providers, and (b) monthly gas commodity charges for gas delivered to O&R/its Affiliates for the applicable month, each of which shall be subject to subsequent interstate pipeline provider and gas commodity provider true-ups. The usage of PCL&P’s gas customers will be measured by metering at an O&R metering and regulation station located in Port Jervis; and
(ii)	Carrying Cost –To reflect O&R’s cost of maintaining and operating the physical infrastructure of O&R required to deliver gas to PCL&P, the monthly carrying cost component that shall be charged to PCL&P is as follows:

$15,250 per month for each month of the first twelve months of the Term

$16,013 per month for each month of the second twelve months of the Term

$16,814 per month for each month of the third twelve months of the Term

$17,655 per month for each month of the fourth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$18,538 per month for each month of the fifth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$19,465 per month for each month of the sixth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement; and

(iii)	Service Fee – The monthly service fee component that shall be charged to PCL&P is as follows:

$2,250 per month for each month of the first twelve months of the Term

$2,363 per month for each month of the second twelve months of the Term

$2,481 per month for each month of the third twelve months of the Term

$2,606 per month for each month of the fourth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$2,737 per month for each month of the fifth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement

$2,874 per month for each month of the sixth twelve months of the Term if PCL&P so extends the Term in accordance with this Agreement.

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Exhibit C

Form of Transition Services Agreement

[Form of agreement follows]

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of __________, 20__ (this “Agreement”), between Orange and Rockland Utilities, Inc., a New York corporation (“O&R”), and Pike County Light & Power Company, a Pennsylvania corporation (“PCL&P”) (O&R and PCL&P are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, O&R and Corning Natural Gas Holding Corporation (“Corning”) have entered into a Stock Purchase Agreement, dated as of October13, 2015 (the “SPA”), pursuant to which O&R agreed to sell to Corning and Corning agreed to purchase from O&R all of the issued and outstanding shares of PCL&P, all as more particularly set forth in the SPA (capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the SPA; provided, however, that when reference is made in this Agreement to any Section or Exhibit, such reference is to a Section or Exhibit of this Agreement unless otherwise indicated); and

WHEREAS, from and after the Closing, O&R is willing to provide, or cause to be provided, certain services to PCL&P on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, O&R and PCL&P hereby agree as follows:

1.	Provision of Transition Services; Term; Payment

(a) O&R agrees to provide, or to cause its Affiliates and/or third-party contractors, subcontractors or other service providers or suppliers (collectively, the “Contractors”) to provide, to PCL&P each line item of service (each such item, a “Service”, and, collectively, all such items provided hereunder being the “Services”) set forth on Exhibit “A” attached hereto (as may be amended from time to time by a written instrument signed by each of the Parties hereto, the “Exhibit”) for a period (the “Term”) commencing on the Closing and ending on the date that is twelve (12) months after the Closing, subject to earlier termination in accordance with Section 1(e) or Section 5; provided, however, that no particular Service shall be provided beyond the end date for such Service listed in the applicable Exhibit and, provided further, that notwithstanding anything to the contrary in this Agreement, the provision of and payment for Service described in Service Item 2 (“Field Services – Electric”) and for Service described in Service Item 3 (“Field Services – Gas) on the Exhibit shall be subject to the “Hours Limitation” described in the Exhibit.

(b) O&R shall provide, or shall cause its Affiliates and/or the Contractors to provide, each Service pursuant to this Agreement in a manner consistent with, and with a level of care no less than, the manner and level of care with which such Service was previously provided by O&R, its Affiliates and/or the Contractors to PCL&P during the twelve (12) month period immediately prior to the Closing.

(c) The Parties acknowledge the transitional nature of O&R providing the Services and agree to cooperate in good faith to effectuate a smooth transition to PCL&P of the Services furnished hereunder; provided, however, that O&R, its Affiliates and the Contractors shall have no obligation to incur any expense, including, without limitation, in connection with constructing, installing, replacing, modifying, operating, or maintaining any facilities or infrastructure, in connection with such transition (it being understood that this proviso does not affect O&R’s obligations, during the Term, to operate and maintain O&R facilities or O&R infrastructure in a manner sufficient to provide the Services pursuant to the terms and conditions hereof).

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(d) PCL&P shall pay O&R an amount for each Service that is calculated in accordance with the price and/or methodology set forth in the Exhibit applicable to such Service. Each written invoice (each, an “Invoice”) that O&R prepares with respect to each Service provided during the Term shall specify the amount and price of the Service and the period during which it was provided. PCL&P shall pay each Invoice, by the method specified in the Invoice, no later than ten (10) days after PCL&P’s receipt of the Invoice. All Invoices sent by O&R hereunder shall be sent to the following address:

Pike County Light & Power Company

c/o Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

Attention: Michael I. German

Fax: (607) 962-2844

(e) Subject to PCL&P’s obligation to make payments pursuant to this Agreement for Services previously rendered and subject to the obligation of PCL&P to pay for reasonably documented third-party termination or cancellation charges and similar costs and expenses incurred by O&R, its Affiliates and the Contractors due to the termination of this Agreement by PCL&P, PCL&P may terminate any or all Services, either in whole or in part, under this Agreement upon ten (10) Business Days’ prior written notice to O&R.

(f) As between O&R and PCL&P, O&R shall be responsible for selecting the employees of O&R or its Affiliates (collectively, the “Employees”) and the Contractor who will perform any particular Service and for administering such Employees and Contractors; provided, however, that O&R shall not be obligated to (i) employ or continue to employ or to cause its Affiliates to employ or continue to employ any particular Employees, or (ii) retain or continue to retain or to cause its Affiliates to retain or continue to retain any particular Contractors.

2.	Limitation of Liability; Release; Waiver; Indemnification; Insurance

(a) To the fullest extent permitted by law, PCL&P hereby releases and discharges O&R, its Affiliates, the Contractors, and O&R’s, its Affiliates’ and the Contractors’ respective directors, trustees, officers, employees, agents, successors, and assigns, (collectively, the “O&R Protected Parties”) from, waives against the O&R Protected Parties, and agrees to defend, indemnify and hold the O&R Protected Parties harmless from and against, any and all suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses (including court costs and reasonable attorney’s fees) arising from or relating to providing any Services or any failure to provide or delay in providing any Services, except to the extent that such suits,actions, causes of action, claims, liabilities, losses, damages, costs and expenses arise from the willful misconduct of the O&R Protected Parties.

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(b) Without limiting the provisions of Section 2(a), to the fullest extent permitted by law, PCL&P hereby releases and discharges the O&R Protected Parties from, waives against the O&R Protected Parties, and agrees to defend, indemnify and hold the O&R Protected Parties harmless from and against, any and all suits, actions, causes of action, claims, and liabilities for (and court costs and reasonable attorney’s fees in connection with) any and all special, indirect, incidental, consequential and punitive damages, including but not limited to damage, loss, liability, costs, and expenses resulting from loss of use, loss of business or business opportunities, loss of profits or revenue, costs of capital, loss of goodwill, cost of purchased or replacement power, and like items of special, indirect, incidental, or consequential loss and damage, arising from or relating to providing any Services or any failure to provide or delay in providing any Services.

(c) Subject to the other limitation of liability provisions in this Agreement, in no event shall the cumulative liability of the O&R Protected Parties relating to or arising from providing any Service exceed the payment received by O&R hereunder with respect to such Service.

(d) PCL&P shall procure and maintain (or cause its parent Company, Corning Natural Gas Holding Corporation, to procure and maintain for the benefit of PCL&P) the following insurance during the Term and until any and all Services have been fully and completely performed: Comprehensive (also called Commercial) General Liability Insurance, including Contractual Liability coverage, with limits of at least $5,000,000 per occurrence for bodily injury or death and $1,000,000 per occurrence for property damage or a combined single limit of at least $5,000,000 (such insurance shall contain an “occurrence” and not a “claims made” determinant of coverage, shall name the O&R Protected Parties as additional insureds and contain a waiver of subrogation claims against the O&R Protected Parties, and shall not contain an exclusion for claims by PCL&P’s or its contractor’s or subcontractor’s employees against the O&R Protected Parties or any of them based on injury to or the death of such employees). Such insurance may be satisfied through the combination of a primary or underlying policy and an excess policy and it is understood and agreed that, so long as PCL&P complies at all times with the minimum per occurrence amounts and other insurance requirements specified above in this Agreement, in Section 2(d) of the Electric Supply Agreement of even date herewith between O&R and PCL&P (the “Electric Agreement”), and in Section 2(d) of the Gas Supply and Gas Transportation Agreement of even date herewith between O&R and PCL&P (the “Gas Agreement), PCL&P need not procure and maintain (or cause its parent Company, Coming Natural Gas Holding Corporation, to procure and maintain for the benefit of PCL&P) (i) separate insurance policies for each of this Agreement, the Electric Agreement, and the Gas Agreement or (ii) insurance policies with per occurrence limits that equal or exceed the sum of (A) the minimum per occurrence amounts specified above in this Agreement, plus (B) the minimum per occurrence amounts specified in Section 2(d) of the Electric Agreement and/or (C) the minimum per occurrence amounts specified in Section 2(d) of the Gas Agreement.

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3.	Confidentiality

Each Party hereby acknowledges that its confidential information (the “Information”) may be exposed to the other party’s agents, representatives, Affiliates, employees, officers, directors and trustees as a result of the activities contemplated by this Agreement. Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, directors and trustees to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) the Information of the other Party (other than as may be necessary to perform the Services), (ii) in the event that a Party or any of its agents, representatives, Affiliates, employees, officers, directors or trustees becomes legally required to disclose any Information of the other Party, provide such other Party (the “Non-Compelled Party”) with prompt written notice of such requirement so that the Non-Compelled Party may seek a protective order or other remedy or waive compliance with this Section 3, and (iii) in the event that such protective order or other remedy is not sought or obtained, or the Non-Compelled Party waives compliance with this Section 3, furnish only those portions of such Information of the Non-Compelled which are legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Information. This Section 3 shall not apply to Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement.

4.	Security for PCL&P’s Performance

(a) Simultaneously with the execution of this Agreement, PCL&P, as security for PCL&P’s performance of its obligations hereunder (including, but not limited to PCL&P’s obligations pursuant to Section 1(e) and Section 2), shall furnish cash security (the “Cash Security”) or cause a letter of credit (such letter of credit, as amended or replaced from time to time by a “Substitute PCL&P LC” (as defined below), the “PCL&P L/C”) to be furnished to O&R in the amount of $500,000 (the “Initial Amount”); provided, however, that following PCL&P’s receipt of the first Invoice and thereafter following PCL&P’s receipt of each subsequent Invoice pursuant to Section 1(e), the Initial Amount shall be subject to increase or decrease in accordance with this Section 4(a) and Section 4(b). During the period from the execution of this Agreement to immediately before the first such increase or decrease, PCL&P shall cause the amount of the Cash Security or the PCL&P L/C, as applicable, that remains available for drawing upon by O&R to be in an amount equal to the Initial Amount and during the period from the first such increase or decrease to the “Permitted Expiry” (as defined below), PCL&P, subject to exercising its right pursuant to the first proviso in Section 4(e), shall cause the amount of the Cash Security or the PCL&P L/C, as applicable, that remains available for drawing upon by O&R to be in an amount that is not less than twice the amount of the most recent Invoice sent by O&R to PCL&P pursuant to Section 1(e) (the Initial Amount, subject to such increase or decrease, the “Required Amount”). To the extent that PCL&P fails to timely perform its obligations hereunder, O&R, in addition to and not in lieu of any other rights and remedies available to it, including termination of this Agreement pursuant to Section 5, may draw upon the Cash Security or PCL&P L/C, as applicable, to satisfy, in whole or in part, such obligations.

(b) Increases (i.e., because the Required Amount has increased or the Cash Security previously has been drawn upon by O&R) in the amount of the Cash Security remaining for drawing upon by O&R that are necessary to satisfy the then applicable Required Amount shall be made by PCL&P furnishing the applicable amount of cash to O&R within five (5) Business Days after (i) PCL&P’s receipt of the Invoice pursuant to Section 1(d) that results in an increase in the Required Amount (in cases where the Required Amount increases due to such Invoice), or (ii) PCL&P’s receipt of written notice from O&R that O&R has drawn on the Cash Security and the amount of the Cash Security remaining for drawing upon by O&R is less than the then applicable Required Amount (in cases where O&R previously has drawn upon the Cash Security). Decreases (i.e., because the Required Amount has decreased) in the amount of the Cash Security remaining for drawing upon by O&R to a level equal to the then applicable Required Amount shall be made by O&R returning the applicable amount of cash to PCL&P within five (5) Business Days after O&R’s receipt of PCL&P’s written request to return the amount of Cash Security that is in excess of the then applicable Required Amount. Cash furnished to O&R or PCL&P shall be by wire transfer to an account specified by the party that is to receive the cash. Increases (i.e., because the Required Amount has increased or the PCL&P L/C previously has been drawn upon by O&R) in the amount of the PCL&P L/C remaining for drawing upon by O&R that are necessary to satisfy the then applicable Required Amount shall be made by PCL&P furnishing to O&R a Substitute PCL&P L/C within five (5) Business Days after (i) PCL&P’s receipt of the Invoice pursuant to Section 1(d) that results in an increase in the Required Amount (in cases where the Required Amount increases due to such Invoice), or (ii) PCL&P’s receipt of written notice from O&R that O&R has drawn upon the PCL&P L/C and the amount of the PCL&P L/C remaining for drawing upon is less than the then applicable Required Amount (in cases where O&R previously has drawn upon the PCL&P L/C). Decreases (i.e., because the Required Amount has decreased) in the amount of the PCL&P L/C remaining for drawing upon by O&R to a level equal to the then applicable Required Level shall be made by PCL&P furnishing to O&R a Substitute PCL&P L/C that accomplishes such decrease and O&R countersigning such Substitute PCL&P L/C.

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(c) If at any time prior to the Permitted Expiry, (i) the PCL&P L/C has an expiration date that is earlier than the Permitted Expiry, PCL&P shall cause to be provided to O&R, at least twenty (20) Business Days prior to the expiration date of the PCL&P L/C, a Substitute PCL&P L/C containing an expiration date that is at least ninety (90) days later than the expiration date of the PCL&P L/C that it is amending or replacing, or (ii) the credit rating of the bank issuing the PCL&P L/C falls below the level specified in the “L/C Requirements” (as defined below) or such bank repudiates its obligations under, or fails to honor or pay against, the PCL&P L/C, PCL&P, within five (5) Business Days after receipt of written notice from O&R requesting a Substitute L/C, shall cause to be furnished to O&R a Substitute PCL&P L/C, issued by different bank, that replaces such PCL&P L/C. Promptly following O&R’s receipt of a Substitute PCL&P L/C that replaces (as distinguished from one that amends) a PCL&P L/C, O&R shall return to PCL&P the PCL&P L/C that has been replaced.

(d) Should PCL&P fail to cause a Substitute PCL&P L/C to be furnished to O&R within the time specified in, and as otherwise required by, this Agreement, including under circumstances where (a) the credit rating of the bank issuing the PCL&P L/C that is to be replaced by the Substitute PCL&P L/C falls below the level specified in the L/C Requirements, (b) the bank issuing the PCL&P L/C that is to be replaced by the Substitute PCL&P L/C repudiates its obligations under, or fails to honor or pay against, the PCL&P L/C, (c) the expiration date of the PCL&P L/C to be extended by the Substitute PCL&P L/C is required to be extended, or (d) the amount of the PCL&P L/C remaining available to O&R for drawing upon is required to be increased by the Substitute PCL&P L/C, then O&R, in addition to and not in lieu of any other rights and remedies available to it, including termination of this Agreement, shall be entitled to draw upon the entire remaining amount of the PCL&P L/C. The parties agree that, for purposes of O&R making such a drawing, O&R may make any certification or statement required to be submitted in order to effectuate such drawing, including that the amount of the drawing is owed to O&R pursuant to this Agreement. Should O&R exercise its rights under this Section 4(d) to draw down the entire remaining amount of the PCL&P L/C, the cash obtained as a result of such drawing shall be deemed to be the Cash Security (the amount of which is subject to increase or decrease in accordance with this Agreement), with O&R having the right to draw upon such Cash Security as otherwise permitted by this Agreement with respect to the Cash Security.

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(e) At all times during the period from the execution of this Agreement to the Permitted Expiry, any PCL&P L/C (which includes any Substitute PCL&P L/C) that PCL&P utilizes to satisfy the then applicable Required Amount must satisfy the L/C Requirements. To the fullest extent permitted by applicable law, (i) O&R shall not be required to keep any Cash Security in a separate account, but rather, shall be entitled to use, possess, invest, commingle, assign, sell, or pledge such cash security deposit in any way it sees fit free from any claim or right of any nature whatsoever, including any right of redemption, and (ii) any interest, return on investment, or other result of O&R’s use, investment, commingling, assignment, sale or pledge of such Cash Security shall be the sole property of O&R and shall not, be furnished to PCL&P at any time; provided, however, that, assuming the Cash Security is then in the Required Amount and PCL&P is not then in breach of this Agreement, PCL&P shall be entitled to apply the Cash Security to payment in whole or in part of the final Invoice received by PCL&P pursuant to Section 1(e) of this Agreement and, provided, further, that promptly following the occurrence of the Permitted Expiry O&R shall return to PCL&P any balance of the Cash Security then remaining.

(f) As used in this Agreement: “L/C Requirements” means an irrevocable, transferable, standby letter of credit issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank, which, in either case, has counters for presentment and payment located in the City of New York and a credit rating (i.e., the rating then assigned to such entity’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issuer rating) of at least (i) “A-” by Standard and Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor (“S&P”) and “A3” by Moody’s Investor Services, Inc. or its successor (“Moody’s”), if such entity is rated by both S&P and Moody’s or (ii) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s, but not both, and which letter of credit is in a form reasonably acceptable to O&R, including, but not limited to, drawings being permitted solely upon a statement from O&R that the amount of the drawing is owed to O&R pursuant to this Agreement; “Permitted Expiry” means the date that is three (3) months after the end of the Term referenced in Section 1(a) as such Term may be extended in accordance with Section 1(b) or earlier terminated in accordance with Section 5, provided, however, that if, as of such date, there are then outstanding, or in O&R’s good faith judgment reasonable grounds then exist for any future, suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses that are, or reasonably would be, the subject of PCL&P’s defense, indemnification and hold harmless obligations pursuant to Section 2 then Permitted Expiry shall mean the later date on which such suits, actions, causes of action, claims, liabilities, losses, damages, costs, and expenses are fully and finally resolved and PCL&P’s obligations pursuant to Section 2 with respect thereto are fully and finally performed; and “Substitute PCL&P L/C” means an amendment to, or a replacement of, the PCL&P L/C or a prior Substitute PCL&P L/, as applicable.

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5.	Termination

Notwithstanding anything to the contrary in this Agreement, either Party may terminate any or all of the Services thirty (30) days following written notice to the other party of a material breach of this Agreement by such other party that is not cured within such thirty (30) day period; provided, however, that O&R may terminate this Agreement upon at least five (5) days following written notice by O&R to PCL&P of its failure to make payment pursuant to Section 1(d) and PCL&P not curing such breach within five (5) days following receipt of such notice and O&R may terminate this Agreement immediately upon written notice to PCL&P of its failure to timely perform its obligations pursuant to Section 4.

6.	Effective Time

This Agreement shall be effective upon the commencement of the Term.

7.	Right to Audit

For a period of twelve (12) months after PCL&P receives an Invoice from O&R for the provision of Services, PCL&P or a nationally recognized accounting firm retained by PCL&P that is reasonably acceptable to O&R shall be provided, following O&R’s receipt of reasonable advance written notice from PCL&P, reasonable access to and the right to audit (at PCL&P’s cost and expense) during normal business hours, O&R’s books and records principally relating to the provision of the Services for which such Invoice was submitted; provided, however, that any such access and audit shall be subject to Section 3.

8.	Notices

All notices, requests, demands, claims and other communications (including Invoices) hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

if to O&R:

Orange and Rockland Utilities, Inc.

One Blue Hill Plaza

Pearl River, NY 10965

Attention: Francis Peverly

Fax: (845) 577-3074

if to PCL&P:

c/o Corning Natural Gas Holding Corporation

330 West William Street

Corning, New York 14830

Attention: Michael I. German

Fax: (607) 962-2844

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9.	Independent Contractor

In providing the Services, O&R shall be an independent contractor, and not an agent, of PCL&P or its Affiliates and the employees of O&R, its Affiliates or the Contractors who assist or have a role in O&R providing the Services shall not be considered employees or contractors of PCL&P or its Affiliates.

10.	Assignment

Neither this Agreement nor the rights or obligations of either Party hereunder may be assigned or delegated in whole or in part by either Party without the prior written consent of the other Party; provided, however, that O&R may assign its rights or delegate its obligations under this Agreement in whole or in part to any Affiliate of O&R that, in O&R’s judgment, has the resources, capabilities and personnel necessary to fulfill O&R’s obligations under this Agreement without the consent of PCL&P.

11.	No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their successors and permitted assigns and, except for the protections and benefits extended to O&R Protected Parties pursuant to Section 2, nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or contractor or former employee or contractor of O&R or its Affiliates, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.

13.	Amendment

This Agreement, including the Exhibit, may not be amended or modified except by a written instrument signed by or on behalf of each of O&R and PCL&P.

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14.	Administration

Each of O&R and PCL&P shall appoint one representative as its primary point of operational contact for the administration and operation of this Agreement (the “Contact Managers”). The Contact Managers will have overall responsibility for coordinating, on behalf of O&R or PCL&P, as applicable, actions taken with respect to the provision of Services, including handling any disputes that may arise in connection therewith.

15.	Waiver

Either Party to this Agreement may waive compliance with any of the obligations of the other Party hereunder; provided, however, that (i) any such waiver shall be valid only if set forth in an instrument in writing and signed by the Party granting the waiver, and (ii) any waiver of any provision of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same provision, or a waiver of any other provision of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

16.	Severability

If any provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17.	Counterparts

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

18.	Specific Performance

The Parties hereto acknowledge and agree that remedies at law would be an inadequate remedy for the breach of any provision contained herein and that in addition thereto, the Parties hereto shall be entitled to specific performance of the provisions hereof or other equitable remedies in the event of any such breach.

19.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, without giving effect to any conflict or choice of law provision that would result in the application of another state’s laws.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ORANGE AND ROCKLAND UTILITIES, INC

By:

Name:

Title:

PIKE COUNTY LIGHT & POWER COMPANY

By:

Name:

Title:

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EXHIBIT A

TO

TRANSITION SERVICES AGREEMENT

	Service Items [the scope of each service being as Seller rendered such service to PCL&P during the 12 month period prior to the Closing under the SPA]	End Date	Price/Methodology
1.	Customer Services and Support Operations
	• Customer Billing, Call Center Services, Customer Collections, CIMS Technical Analysis, Retail Access and Reporting	3 months	Each month of service at the applicable per month service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein
	• Payment Processing, Remittance, and Reporting	3 months	Each month of service at the applicable per month service rate described on the attached Pricing Schedule plus all other applicable charges described therein
	• Electric and Gas Meter Reading and related field services (includes meter readings, collections, meter turn ons/turn offs, data transfer of meter reads and reporting)	1 months	Hours of service performed each month multiplied by the applicable per hour service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein
	• Meter Operations Services (includes new meter sets, meter wiring, meter investigation, regulatory testing program, field and lab testing)	2 months	Hours of service performed each month multiplied by the applicable per hour service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein

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Field Services - Electric (provision of and invoicing and payment for the Field Services described in this Service Item 2 are subject to the “Hours Limitation” described below)

•         Electric Operations (including Substation Operations) –

•         Inspection of services provided by contractors: construction including other mandated work

•         Inspections, trouble calls, and systems issues including normal outage response

•         Continuity of compliance requirements (includes electric inspection and maintenance, pole inspections and transformer inspections)

•         Environmental Response (third party cost only)

		1 month	Hours of service performed each month multiplied by the applicable per hour service rate set forth on the attached Pricing Schedule plus all other applicable charges described
3.	Field Services – Gas (provision of and invoicing and payment for the Field Services described in this Service Item 3 are subject to the “Hours Limitation” described below)

•         Gas Operations

•         Gas Odor

•         Inspection of services provided by contractors: construction, leak surveys, including other mandated work

•         Field pressure readings, inspections, trouble calls, systems issues, leak repairs

•         Continuity of compliance requirements (includes gas inspection and maintenance, leak surveys, cathodic protection)

		1 month	Hours of service performed each month multiplied by the applicable per hour service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein

Emergency Response Services – includes responding and remediating by Electric Operations (including Substation Operations) and Gas Operations:

•         Electric and Gas Storm response

•         Environmental Response (3rd party costs only)

		9 months	Hours of service performed each month multiplied by the applicable per hour service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein
5.

SCADA Electric and Gas System Monitoring and Reporting:

•         Provide monitoring for 1 gas meter at Port Jervis Metering and Regulating Station.

•         Provide monitoring for 3 electric RTU’s, one located at Matamoras Substation, one on Line 7 and one on Circuit 5-10-34.

(excludes software maintenance)

		6 months	Each month of service at the applicable per month service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein
6.	Technology Services (including Software Maintenance)	9 months	Each month of service at the applicable per month service rate set forth on the attached Pricing Schedule plus all other applicable charges described therein

Hours Limitation (applicable to Service Item 2 (“Field Services – Electric”) and Service Item 3 (“Field Services – Gas”)):

O&R shall not be obligated to provide (or cause its Affiliates or the Contractors to provide), and PCL&P shall not be obligated to pay for (A) hours rendered to provide Service consisting of Service Item 2 (“Field Services - Electric”) in excess of 2,200 hours by Electric Operations (including Substation Operations) Personnel for such Service during the first six month period commencing upon the start of such Service or in excess of 2,200 hours by Electric Operations (including Substation Operations) Personnel during any second six month period of such Service or (B) hours rendered to provide Service consisting of Service Item 3 (“Field Services – Gas”) in excess of 450 hours by Gas Operations Personnel for such Service during the first six month period commencing upon the start of such Service or in excess of 450 hours by Gas Operations Personnel during any second six month period of such Service, it being understood that (i) the amount of personnel assigned by O&R to perform each such Service will be in accordance with O&R’ s ordinary course of business consistent with past practice, (ii) any regular or routine preventative maintenance or inspection work that is part of any such Service (excluding, without limitation, response to trouble calls, work relating to system issues, outage response, gas odor response, environmental response, and other emergent work) shall not be performed unless and until PCL&P (by a PCL&P general manager or officer or an officer of PCL&P’s parent, Corning Natural Gas Holding Corporation) requests the same to be performed by written notice to O&R (in which case work of the nature requested shall

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continue to be authorized until the request is revoked by written notice to O&R), and (iii) travel time, sick time, vacation time, energy control center or distribution control center hours will not be logged or charged for such personnel in connection with any such Service (or counted against the above six month period 2,200 hour maximum or 450 hour maximum, as applicable) as the cost of such time is included in the Per Hour Service Rates for such personnel set forth in the Pricing Schedule.

PRICING SCHEDULE

TO EXHIBIT A

TO TRANSITION SERVICES AGREEMENT

Per Hour Service Rates* ++

	Regular Straight Time Rate (per hour)	Time and One Half Overtime Rate (per hour)	Double Time Overtime Rate (per hour)
Electric Operations (including Substation Operations) Personnel	$181.00	$220.00	237.00
Gas Operations Personnel	$101.00	$124.50	$148.00
Customer Service Meter Operations Personnel	$35.00	$50.88	$66.75
Customer Service Meter Reading (and related field services) Personnel	$46.00	$68.05	$90.09

* All of the per hour service rates shown in the table shall be increased forty-five percent (45%) to reflect fringe benefits and other costs in connection with calculating the amount to be charged in Invoices to, and paid by, PCL&P

++ Effective January 1, 2017, all of the per hour service rates shown in the table shall increase 3%

Per Month Service Rates ###

Per Month Rate
Customer Billing, Call Center Services, Customer Collections, CIMS Technical Analysis, Retail Access and Reporting	$24,000
Payment Processing, Remittance, and Reporting	$500
SCADA Electric and Gas System Monitoring and Reporting	$4,600
Technology Services (including Software Maintenance)	$2,300

### Effective January 1, 2017, all of the per month service rates shown in the table shall increase 3%

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Material Costs

All materials from storerooms will be billed at the current replacement purchase cost to Seller plus a 28% storeroom handling and minor items fee.

Outside Contract Work and Direct Purchases

Outside contract work and direct purchases, including incremental license and maintenance fees with respect to software and any other intellectual property that supports and/or is utilized in connection with Seller performing the services for Buyer, will be billed at actual cost to Seller.

Corporate Overheads

A corporate overhead of 3.4% for administrative and general expenses of Seller will be applied to the sum billed for the Per Hour Service Rates, the Per Month Service Rates, the Material Costs, and the Outside Contract Work and Direct Purchases.

Markup

A markup of 3% will be applied to the sum billed for the Per Hour Service Rates, the Per Month Service Rates, the Material Costs, the Outside Contract Work and Direct Purchases, and the Corporate Overheads.

Carrying Charge for Systems and Facilities

A carrying charge of $33,800 per month will be charged for the systems and facilities that support and/or are utilized in connection with Seller performing any of the services described in Exhibit A to Transition Services Agreement, provided that if the Service Item 1 (“Customer Services and Support Operations”), Service Item 2 (“Field Services – Electric”) and/or Service Item 3 (“Field Services – Gas”) are terminated by PCL&P pursuant to Section 1(e) of this Agreement with respect to the next full month and the subsequent months (collectively, the “Applicable Months”) then the otherwise applicable carrying charge of $33,800 per month will be reduced for the Applicable Months as follows:

if Service Item 1 (“Customer Services and Support Operations”) is so terminated – a reduction of $19,200;

if Service Item 2 (“Field Services – Electric”) is so terminated – a reduction of $12,300; and

if Service Item 3 (“Field Services – Gas”) is so terminated – a reduction of $2,300.

Sales and Use Tax

Any and all applicable state and local sales and use taxes will be applied to the sum billed for the Per Hour Service Rates, the Per Month Service Rates, the Material Costs, the Outside Contract Work and Direct Purchases, the Corporate Overheads, the Markup, and the Carrying Charge for Systems and Facilities

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Schedule 1.1(a)

Knowledge of Buyer

President & CEO (i.e., the position currently held by Michael German)

Chief Financial Officer (i.e., the position currently held by Firouzeh Sarhangi)

Schedule 1.1(b)

Knowledge of Seller

President & CEO (i.e., the position currently held by Timothy Cawley)

Vice President (i.e., the position currently held by Francis Peverly)

Vice President (i.e., the position currently held by Edwin Ortiz)

Director of Finance (i.e., the position currently held by Kenneth Kosior)

Schedule 1.1(c)

Tax Allocation Agreements

Tax Sharing Agreement made as of September 23, 1999, by and among Consolidated Edison, Inc. and Seller (including all subsidiaries of Seller (including the Company) that would be considered members of Seller’s affiliated group of corporations as defined in section 1504(a) of the Code were Seller to file a separate consolidated Federal income tax return), for taxable years commencing on or after January 1, 1999.

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Schedule 1.1(d)

Working Capital

The Working Capital of the Company shall be the dollar amount (whether a positive or negative number) that is equal to the sum of (i) the aggregate dollar amount of all of the items with respect to the Company under the “Group A Accounts” heading below minus (ii) the aggregate dollar amount of all of the items with respect to the Company under the “Group B Accounts” heading below, in each case subject to the Notes below, provided however that any increase to the Base Purchase Price arising from Working Capital shall not exceed Three Million Dollars ($3,000,000).

	Group A Accounts		Group B Accounts
Account Number	Account Name	Account Number	Account Name
1310	CASH	2320	ACCOUNTS PAYABLE Note A
1360	TEMPORARY CASH INVESTMENTS	2350	CUSTOMER DEPOSITS
1420	CUSTOMER ACCOUNTS RECEIVABLE	2360	TAXES ACCRUED
1430	OTHER ACCOUNTS RECEIVABLE	2370	INTEREST ACCRUED
1440	ACCUMULATED PROVISION FOR UNCOLLECTIBLE ACCOUNTS-CREDIT (a negative number)	2420	MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
1540	PLANT MATERIALS AND OPERATING SUPPLIES Note C	20243	REFUNDABLE ENERGY COSTS CURRENT
1650	PREPAYMENTS	24211	FUTURE INCOME TAXES – CURRENT LIABILITY
1730	ACCRUED UTILITY REVENUES	1460	ACCOUNTS RECEIVABLE FROM AFFILIATED COMPANIES Note B
10280	RECOVERABLE ENERGY COSTS CURRENT
12233	ACCUMULATED DEFERRED – FEDERAL INCOME TAX – 190 CURRENT

12234	ACCUMULATED DEFERRED – FEDERAL INCOME TAX – 282 CURRENT

12235	ACCUMULATED DEFERRED – FEDERAL INCOME TAX – 283 CURRENT
12236	ACCUMULATED DEFERRED STATE INCOME TAX – 190 CURRENT

ACCOUNTS PAYABLE TO AFFILIATED COMPANIES Note D
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Notes

Note A – For the purpose of calculating the Working Capital of the Company pursuant to the Stock Purchase Agreement, the Account No. 2320, Accounts Payable, shall exclude any amount of Company accounts payable to affiliated companies as such amount is treated elsewhere in this Schedule 1.1(d) and in Section 2.2 of the Stock Purchase Agreement.

Note B – For the purpose of calculating the Working Capital of the Company pursuant to the Stock Purchase Agreement, Account No. 1460, Accounts Receivable From Affiliated Companies, shall exclude any amount of (i) Company accounts receivable from affiliated companies under the Tax Allocation Agreements in accordance with Section 7.2 of the Stock Purchase Agreement and (ii) Company accounts receivable from Seller under the Affiliated Interest Agreement as the invoices under such agreement represent the amount due thereunder from the Company to Seller after netting out any amount due thereunder from Seller to the Company (and the amount due from the Company thereunder always has exceeded the amount due from the Seller thereunder). Note that no amounts are ever due from Seller to the Company under the Gas Arrangement or the Power Supply Agreement.

Note C – For the purpose of calculating the Working Capital of the Company pursuant to the Stock Purchase Agreement Account No. 1540, Plant Materials And Operating Supplies, shall contain only the amount for plant materials and operating supplies located at Company facilities or locations and shall exclude any amount for the Company’s allocated share of plant materials and operating supplies located at facilities or locations belonging to Seller or other affiliated companies (which plant materials and operating supplies shall be retained by Seller or such other non-affiliated companies, as applicable, and shall not be assets as to which the Company has any rights of ownership, possession, use or access on and after the Closing Date).

Note D – For the purpose of calculating the Working Capital of the Company pursuant to the Stock Purchase Agreement Account No. 2340, Accounts Payable To Affiliated Companies, shall contain only (i) the amounts for (a) Company accounts payable to Seller under the Affiliated Interest Agreement, the Gas Arrangement and the Power Supply Agreement relating to the twelve (12) month period ending on the Closing Date and inclusive of unpaid interest, if any, accruing on such amount during such twelve (12) month period, and (b) various other Company accounts payable (inclusive of interest) to Seller and other affiliated companies (Consolidated Edison Solutions, Inc., Rockland Electric Company, and Consolidated Edison Company of New York, Inc.) and (ii) the amount of unpaid interest, if any, accruing at the rate of 4.75% per annum during the period from July 1, 2015 to the Closing Date on the $9,966,924.07 non-current liability amount due under the Affiliated Interest Agreement, the Gas Arrangement and the Power Supply Agreement, which $9,966,924.07 amount is included as a part of the Base Purchase Price referenced in Section 2.2 of this Agreement.

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Schedule 3.1

Ownership Demarcation Points

Seller’s ownership of Port Jervis electric circuit 6-8-13, Port Jervis electric circuit 7-6-34, Port Jervis electric circuit 6-9-13, Cuddebackville electric circuit 5-10-34, Rio electric circuit 3-1-34, and the 6 inch diameter gas main (together with their respective conduits, attachments, and appurtenances) shall be up and to and including the point where such facilities are at or above the New York side of the New York/Pennsylvania boundary line and the Company’s ownership of such electric circuits and gas main shall be from and after the point where such facilities are at or above the Pennsylvania side of the New York/Pennsylvania boundary line.

Schedule 4.1(a)

Other States

None

Schedule 4.4

No Violation

None

Schedule 4.5

Consents and Approvals

Filing with, notice to, acceptance by and/or approval by the FERC to the extent required by applicable law to terminate the Power Supply Agreement and the Gas Arrangement as of the Closing Date.

Filing with, notice to, acceptance by and/or approval by the FERC to the extent required by applicable law to authorize and/or make effective as of the Closing the Electric Agreement and the Gas Agreement

Schedule 4.9

Legal Proceedings

None

Schedule 4.10

Undisclosed Liabilities

None

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Schedule 4.11

Compliance with Applicable Law

None, except to the extent that any Crossing Facilities, not exempt from the same due to vintage or other attributes, may be subject to any requirements relating to Permits not possessed or held in the Company’s name

Schedule 4.12

Absence of Certain Changes

None

Schedule 4.13

Intellectual Property

None

Schedule 4.15

Taxes

Consolidated Edison, Inc. (“CEI”), the ultimate parent corporation of the Company, files a consolidated tax return with the IRS and participates in the IRS CAP program. Pursuant to the CAP program, CEI and its subsidiaries of each tier, including the Company, are under continuous audit by the IRS. The 2012 tax year audit and the 2013 tax year audit have been completed. In these audits, the IRS has not identified any issues related to the Company.

Schedule 4.16

Contracts

The Indenture

Schedule 4.17

Title to Assets

None

Schedule 4.18

Transactions with Certain Persons

None

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Schedule 4.19

Environmental Laws

None, except to the extent that any Crossing Facilities, not exempt from the same due to vintage or other attributes, may be subject to any requirements relating to Environmental Permits not possessed or held in the Company’s name

Schedule 4.21(a)

Owned Real Property

Site	Location	Grantor	Date of Deed
Substation Site - Vacant	Broad Street	Drake Holding Co., Inc.	10/15/1926
Matamoras Substation	230 Tenth St.	Paul Holtz	1/8/1937
Matamoras Substation Expansion	230 Tenth St.	Leonard W. & Irma L. Balmos	7/18/1991
Matamoras Substation Expansion	230 Tenth St.	Pike County Light & Power Co.	12/22/1992
Substation & Regional Operating Center	Route 6 & 209	Albert K., Thomas A. & James D. Luhrs	6/8/2011

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Schedule 4.21(b)

Leases and Licenses

None

Schedule 5.4

Consents and Approvals

Filing with, notice to, acceptance by and/or approval by the FERC to the extent required by applicable law to terminate the Power Supply Agreement and the Gas Arrangement as of the Closing Date

Filing with, notice to, acceptance by and/or approval by the FERC to the extent required by applicable law to authorize and/or make effective as of the Closing the Electric Agreement and the Gas Agreement

Schedule 6.1

Conduct of Business

None